COMBINATION AGREEMENT



                                     Between



                               ULTIMA ENERGY TRUST

                                     - and -

                              ULTIMA VENTURES CORP.

                                     - and -

                             PETROFUND ENERGY TRUST

                                     - and -

                                 PETROFUND CORP.

                                TABLE OF CONTENTS
                                                                            Page

Article I INTERPRETATION.......................................................2

         1.1      Definitions..................................................2

         1.2      Interpretation Not Affected by Headings......................9

         1.3      Currency.....................................................9

         1.4      Numbers and Gender...........................................9

         1.5      Date For Any Action.........................................10

         1.6      Entire Agreement............................................10

         1.7      Canadian GAAP...............................................10

         1.8      Knowledge...................................................10

         1.9      Interpretation Not Affected by Party Drafting...............10

         1.10     Trust Power and Capacity....................................10

         1.11     Schedules...................................................10

Article II THE ACQUISITION AND REDEMPTION TRANSACTION.........................11

         2.1      General.....................................................11

         2.2      Purchase of Ultima Assets...................................11

         2.3      Consideration...............................................12

         2.4      Deposit of Payment Units and Fractional Trust Units.........12

         2.5      Distributions With Respect to Unsurrendered Certificates....13

         2.6      Lost Certificates...........................................13

         2.7      Extinction of Rights........................................13

         2.8      Withholding Rights..........................................13

         2.9      Rollover Election...........................................14

         2.10     Ultima Special Distribution.................................14

         2.11     Special Distribution, Acquisition and Redemption
                  Documentation and Ultima Special Meeting....................14

         2.12     Petrofund Special Meeting...................................15

         2.13     U.S. Filings................................................15

         2.14     Joint Acquisition and Redemption Documentation..............15

         2.15     Circular Contents...........................................16

         2.16     Compilation of Proxies......................................16

         2.17     Fairness Opinions...........................................16

         2.18     Sequence of Special Distribution, Acquisition and
                  Redemption and Related Transactions.........................16

         2.19     Ultima Rights...............................................17

         2.20     Employees...................................................17

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                                TABLE OF CONTENTS
                                   (continued)                              Page

         2.21     Board Composition...........................................17

         2.22     Ultima Approval.............................................18

         2.23     Petrofund Approval..........................................18

         2.24     Support Agreements..........................................19

         2.25     Acknowledgment by Ultima....................................19

         2.26     Subscription for Petrofund Ultima Unit......................19

Article III IMPLEMENTATION OF THE ACQUISITION AND REDEMPTION..................19

         3.1      Obligations of the Ultima Parties...........................19

         3.2      Obligations of the Petrofund Parties........................20

         3.3      Unitholder Communications and Disclosure....................21

         3.4      Dealer Managers.............................................21

         3.5      Petrofund Rights Plan.......................................21

Article IV REPRESENTATIONS AND WARRANTIES OF ULTIMA AND ULTIMA CO.............22

         4.1      Representations and Warranties..............................22

         4.2      Investigation...............................................22

         4.3      Survival....................................................22

Article V REPRESENTATIONS AND WARRANTIES OF PETROFUND AND PETROFUND CO........22

         5.1      Representations and Warranties..............................22

         5.2      Investigation...............................................22

         5.3      Survival....................................................22

Article VI COVENANTS..........................................................23

         6.1      Ultima Conduct of Business..................................23

         6.2      Petrofund Conduct of Business...............................26

         6.3      Access to Information.......................................28

         6.4      No Solicitation.............................................28

         6.5      Right to Match..............................................30

         6.6      Further Action..............................................30

         6.7      Approvals...................................................30

         6.8      Insurance...................................................30

         6.9      Ultima Tax Returns..........................................31

Article VII CONDITIONS........................................................31

         7.1      General Conditions..........................................31

         7.2      Ultima Party Conditions.....................................32

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                                TABLE OF CONTENTS
                                   (continued)                              Page



         7.3      Petrofund Party Conditions..................................33

         7.4      Notice Requirements.........................................34

         7.5      Merger of Conditions........................................34

Article VIII CLOSING MATTERS, TERMINATION FEE, TERMINATION AND EXPENSES.......34

         8.1      Closing Matters.............................................34

         8.2      Agreement as to Termination Fee.............................34

         8.3      Liquidated Damages..........................................36

         8.4      Termination.................................................37

         8.5      Expenses....................................................37

Article IX NOTICES............................................................38

         9.1      Address For Notice..........................................38

         9.2      Receipt and Deemed Receipt of Notice........................39

         9.3      Change of Address...........................................39

Article X GENERAL.............................................................39

         10.1     Amendment...................................................39

         10.2     Waiver......................................................39

         10.3     Assignment..................................................40

         10.4     Amendment...................................................40

         10.5     Time of the Essence.........................................40

         10.6     Counterparts................................................40

         10.7     Governing Law...............................................40

         10.8     Severability................................................40

         10.9     Binding Effect..............................................40

         10.10    Employment Agreements.......................................40

         10.11    Third Party Beneficiaries...................................41

         10.12    Confidentiality Agreement...................................41

         10.13    Acknowledgement.............................................41

         10.14    Public Statements...........................................42



SCHEDULE "A"   -    Ultima Assets

SCHEDULE "B-1" -    Assumption Agreement

SCHEDULE "B-2" -    Unitholder Indemnity Agreement

SCHEDULE "C"   -    Representations of the Ultima Parties

SCHEDULE "D"   -    Representations of the Petrofund Parties

                              COMBINATION AGREEMENT

     THIS AGREEMENT made the 29th day of March, 2004

BETWEEN:

          ULTIMA ENERGY TRUST, a trust created under the Laws of the Province of Alberta, (hereinafter referred to as "Ultima")

                                     - and -

          ULTIMA VENTURES CORP., a corporation subsisting under the Laws of the Province of Alberta, (hereinafter referred to as "Ultima Co")

                                     - and -

          PETROFUND ENERGY TRUST, a trust created under the Laws of the Province of Ontario, (hereinafter referred to as "Petrofund")

                                     - and -

          PETROFUND CORP., a corporation subsisting under the Laws of the Province of Alberta, (hereinafter referred to as "Petrofund Co")

     WHEREAS the boards of directors of each of Ultima Co, on behalf of Ultima, and Petrofund Co, on behalf of Petrofund, have unanimously determined that it is in the best interests of Ultima and Petrofund and their respective unitholders for Ultima and Petrofund to enter into the Acquisition and Redemption Transaction;

     AND WHEREAS the Parties propose that Petrofund will acquire the Ultima Assets in exchange for Petrofund Units pursuant to the provisions hereof;

     AND WHEREAS upon the receipt of the Petrofund Units by Ultima, Ultima Unitholders will receive 0.442 Petrofund Units for each Ultima Unit held;

     AND WHEREAS Ultima Unitholders will receive the Special Distribution prior to the Closing Date, the payment of which is contingent upon approval by the Ultima Unitholders;

     AND WHEREAS this Agreement will be considered at the Ultima Special
Meeting;

     NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations and warranties of the Parties hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties agree as follows:

                                   Article I
                                 INTERPRETATION

1.1  Definitions.

     In this Agreement, and the recitals hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

"Acquisition and Redemption Transaction" means the transaction which would provide for, inter alia, the transfer of all the Ultima Assets to Petrofund in consideration of the Payment Units and the assumption of the Assumed Liabilities by Petrofund and the distribution of all Payment Units to the Ultima Unitholders as of the Time of Closing upon, and as consideration for, the acquisition and cancellation of all of the Ultima Units (other than the Petrofund Ultima Unit), all as contemplated in Section 132.2 of the Tax Act and as described in Article II hereof;

"Acquisition Proposal" means any take-over bid, tender offer or exchange offer, merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of material assets, issuance or sale of securities without the consent of the Other Party (other than, in the case of Ultima, pursuant to the exercise of Ultima Rights and, in the case of Petrofund, pursuant to the exercise of Petrofund Rights, pursuant to the terms of the Petrofund Support Voting and Exchange Agreement, pursuant to the terms of the Petrofund DRIP, and the grant of awards pursuant to the Petrofund Incentive Plans), re-capitalization, liquidation, dissolution, winding-up or similar transaction, other than the Acquisition and Redemption Transaction and the other transactions contemplated by this Agreement;

"Affiliate Restrictions" means the restrictions imposed under applicable U.S. Securities Laws upon offers and sales of securities by "affiliates" (as defined in Rule 144 under the U.S. Securities Act);

"Agreement", "this Agreement", "hereby", "herein" and similar expressions refer to this Combination Agreement taken as a whole including the Schedule to this Agreement and not to any particular Section, subsection or paragraph and include any agreement or instrument in writing which amends or is supplementary to this Agreement and any restatement of this Agreement;

"Alberta Act" means the Securities Act (Alberta), as amended;

"AMEX" means the American Stock Exchange;

"Applicable Canadian Securities Laws" means, collectively, and as the context may require, the Alberta Act, the provincial securities legislation of the other Reporting Provinces, and the rules, regulations and policies published and/or promulgated thereunder (including Rule 61-501 of the Ontario Securities Commission and analogous rules and policies of other Securities Authorities), as such may be amended from time to time prior to the Closing Date;

"Assumed Liabilities" means the liabilities and obligations of Ultima, whether or not reflected on the books of Ultima;

"Assumption Agreement" means the form of assumption agreement annexed to this Agreement as Schedule "A";

"Business Day" means any day, other than a Saturday, a Sunday or a statutory holiday, in the Province of Alberta;

"Closing Date" means June 9, 2004, provided that, in the event any of the conditions of closing contained in this agreement in favour of Ultima or Petrofund have not been fulfilled or waived by such date, the Closing Date shall be extended to a date mutually agreed by Ultima and Petrofund, provided (i) the Acquisition and Redemption Transaction shall become effective on a date which follows a record date for the payment of a regular monthly cash distribution by Ultima to the Ultima Unitholders and which precedes the next following record date for the payment of a regular monthly cash distribution by Petrofund to the Petrofund Unitholders and (ii) the date is no later than the Outside Date;

"Commissioner" means the Commissioner of Competition appointed pursuant to the provisions of the Competition Act;

"Competition Act" means the Competition Act (Canada), as amended;

"Confidentiality Agreement" means the confidentiality agreement dated February 13, 2004 between Ultima and Petrofund;

"Control Person Restrictions" means the restrictions imposed under Applicable Canadian Securities Laws upon trades by Control Persons;

"Control Persons" means holders of Petrofund Units who would fall within the class of holders described in the definition of "control person" contained in subsection 1(l) of the Alberta Act (and its equivalent under Applicable Canadian Securities Laws of the remaining Reporting Provinces) after giving effect to the consummation of the transactions contemplated hereby;

"Designated Officers" means, in respect of Ultima, S. Brian Gieni, Ken G. Pinsky and Michael P. Wihak and in respect of Petrofund, Jeffery E. Errico and Jeff D. Newcommon;

"Environmental Laws" means, with respect to any Person or its business, activities, property, assets or undertaking, all federal, municipal or local Laws, statutes, regulations, ordinances, rules, guidelines, orders, directives and other requirements of any Governmental Entity or of any court, tribunal or other similar body, relating to environmental or health matters in the jurisdictions applicable to such person or its business, activities, property, assets or undertaking, including legislation governing the use and storage of Hazardous Substances;

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

"Exchange Ratio" means the ratio of 0.442 Petrofund Units for each Ultima Unit;

"Excluded Employees" means S. Brian Gieni, Ken G. Pinsky, Michael P. Wihak, Dale Kuzyk, Ross Andreachuk, Dave Reid, David Bernatchez and Scott Durocher;

"Governmental Entity" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government or any governmental or public department, court, tribunal, arbitral body, commission, board, bureau or agency,
(b) any subdivision, agent, commission, board or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"Hazardous Substances" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Laws;

"including" means "including without limitation" and "includes" means "includes without limitation";

"Indemnified Persons" has the meaning ascribed thereto in Section 2.2;

"Investment Canada Act" means the Investment Canada Act (Canada), as amended;

"Joint Circular" has the meaning ascribed thereto in Section 2.14;

"Laws" means all laws, statutes, regulations, by-laws, statutory rules, orders, ordinances, protocols, codes, guidelines, notices, directions (including all Applicable Canadian Securities Laws), and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the TSX and the AMEX), and the term "applicable" with respect to such Laws and in the context that refers to one or more persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

"Material Adverse Change" or "Material Adverse Effect" means, with respect to any Person, any matter or action that has an effect or change that is, or would reasonably be expected to be, material and adverse to the business, operations, assets, capitalization, financial condition or prospects of such Person and its Subsidiaries, taken as a whole, other than any matter, action, effect or change relating to or resulting from: (i) general economic, financial, currency exchange, securities or commodity prices in Canada or elsewhere, (ii) conditions affecting the oil and gas exploration, exploitation, development and production industry as a whole, and not specifically relating to any Person and/or its Subsidiaries or (iii) any decline in crude oil or natural gas prices on a current or forward basis;

"Material Subsidiaries" means, with respect to Ultima, Ultima Co and Ultima Energy Inc. and, with respect to Petrofund, Petrofund Co;

"Non-Completing Party" has the meaning ascribed thereto in Section 8.2(a);

"Offered Employees" has the meaning ascribed thereto in Section 2.20;

"Other Party" means with respect to Ultima, Ultima Co or the Ultima Parties, the Petrofund Parties and, with respect to Petrofund, Petrofund Co or the Petrofund Parties, the Ultima Parties, as applicable;

"Outside Date" means July 16, 2004;

"Parties" means, collectively, the Parties to this Agreement, and "Party" means any one of them, or where implied by the context, means the Ultima Parties or the Petrofund Parties, as the case may be;

"Payment Units" has the meaning ascribed thereto in Section 2.3;

"Person" includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

"Petrofund Balance Sheet" has the meaning ascribed thereto in subparagraph
(q)(i) of Schedule "D" hereto;

"Petrofund Board of Directors" means the board of directors of Petrofund Co as it may be comprised from time to time;

"Petrofund Disclosure Letter" means the letter of even date from Petrofund delivered to Ultima;

"Petrofund DRIP" means the amended and restated dividend reinvestment unit purchase plan of Petrofund;

"Petrofund Fairness Opinion" has the meaning ascribed thereto in Section
2.23(b);

"Petrofund Financial Statements" has the meaning ascribed thereto in paragraph
(p) of Schedule "D" hereto;

"Petrofund Incentive Plans" means, collectively, the unit incentive plan of Petrofund and the right incentive plan of Petrofund and, once they have been approved by Petrofund Unitholders at the 2004 Annual and Special Meeting of Petrofund Unitholders, the restricted unit plan of Petrofund and the long term incentive plan of Petrofund;

"Petrofund Parties" means Petrofund, Petrofund Co, 1518274 Ontario Limited, NCE Petrofund Management Corp. and NCE Management Services Inc. and "Petrofund Party" means any of them unless the context otherwise requires;

"Petrofund Rights" means the rights to acquire Petrofund Units granted under the Petrofund Incentive Plans;

"Petrofund Rights Plan" means the Unitholder Protection Rights Plan of
Petrofund;

"Petrofund Royalty" means the royalty granted by Petrofund Co to Petrofund pursuant to the terms of the amended and restated royalty agreement dated as of April 16, 2003 between Petrofund Co and Petrofund;

"Petrofund Special Meeting" has the meaning ascribed thereto in Section 2.9;

"Petrofund Support Voting and Exchange Agreement" means the agreement dated April 29, 2003 between Petrofund, Petrofund Co, 1518274 Ontario Limited and Petro Assets Inc.;

"Petrofund Trustee" means Computershare Trust Company of Canada, in its capacity as the trustee under the Petrofund Trust Indenture;

"Petrofund Trust Indenture" means Petrofund's amended and restated trust indenture dated as of April 16, 2003 between the Petrofund Trustee and Petrofund Co;

"Petrofund Ultima Unit" means one Ultima Unit issued to Petrofund immediately prior to the Time of Closing;

"Petrofund Unit" means a trust unit issued by Petrofund;

"Petrofund Unitholders" means, at the relevant time, the holders of Petrofund Units;

"Proposed Agreement" has the meaning ascribed thereto in Section 6.5;

"Public Record" means all information filed by or on behalf of Ultima or Petrofund, as the case may be, with a securities commission or similar regulatory authority in compliance, or intended compliance, with any Applicable Canadian Securities Laws;

"Reporting Provinces" means all the provinces of Canada;

"Required Regulatory Approvals" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without objection being made) of Governmental Entities, regulatory agencies and self-regulatory organizations (including the TSX and AMEX), as are necessary for the consummation of the Special Distribution and the Acquisition and Redemption Transaction including:

     (a) any rulings required under the Alberta Act and under Applicable Canadian Securities Laws of the remaining Reporting Provinces to permit the issuance of the Payment Units on a prospectus and registration exempt basis to residents of the Reporting Provinces and to permit such Payment Units to be issued as freely tradable subject to applicable Control Person Restrictions;

     (b) the Commissioner or any person authorized to exercise the powers and perform the duties of the Commissioner shall have issued an advance ruling certificate under Section 102 of the Competition Act to the effect that he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under Section 92 of the Competition Act in respect of the Acquisition and Redemption Transaction, or the appropriate time period specified in Section 123 of the Competition Act shall have expired and neither the Commissioner, nor the Competition Tribunal as authorized under the Competition Act shall have taken, or have indicated their intention to take, any action under the Competition Act, whether before or after the completion of the Acquisition and Redemption Transaction, which could have a materially adverse effect on the Acquisition and Redemption Transaction;

     (c) the Minister under the Investment Canada Act is satisfied or deemed to be satisfied that the consummation of the transactions contemplated hereunder are likely to be of net benefit to Canada;

     (d) an exemption for the offer and sale of the Payment Units from the provisions of Section 5 of the U.S. Securities Act;

     (e) the Petrofund Units issuable pursuant to the Acquisition and Redemption Transaction shall have been conditionally approved for listing on the TSX and the AMEX, subject to the filing of required documentation; and

     (f) such other sanctions, rulings, consents, orders, exemptions, permits and other approvals as may be necessary for the Acquisition and Redemption Transaction and the other transactions contemplated by this agreement to be effected in compliance with applicable Laws;

"Required Third Party Approvals" means all third party approvals necessary for payment of the Special Distribution and for the consummation of the Acquisition and Redemption Transaction and the other transactions contemplated by this Agreement, other than those approvals which if not obtained would not have, or reasonably be expected to have, a Material Adverse Effect with respect to either Ultima or

Petrofund, as the case may be, which "Required Third Party Approvals" may include those approvals set forth in the Ultima Disclosure Letter and the Petrofund Disclosure Letter and which will include the lenders to each of Ultima Co and Petrofund Co consenting to the Special Distribution and the Acquisition and Redemption Transaction, or continuing to make financing available to Ultima Co and Petrofund Co subsequent to the Special Distribution and the Acquisition and Redemption Transaction on conditions acceptable to Ultima Co and Petrofund Co, acting reasonably;

"SEC" means the United States Securities and Exchange Commission;

"Securities Authorities" means the securities commissions or similar securities regulatory authorities in each of the Reporting Provinces;

"Securities Laws" means the Alberta Act, the provincial securities legislation of the other Reporting Provinces, and the rules, regulations and policies published and or promulgated thereunder (including Rule 61-501 of the Ontario Securities Commission and analogous rules and policies of other Securities Authorities);

"Special Distribution" has the meaning ascribed thereto in Section 2.10;

"Subject Trust" or "Trust" means, as the context requires, Petrofund or Ultima;

"Subsidiary" means, with respect to any Person, a subsidiary (as that term is defined in the Alberta Act (for such purposes, if such person is not a corporation, as if such person were a corporation)) of such Person and includes any limited partnership, joint venture, trust, limited liability company, unlimited liability company or other entity, whether or not having legal status, that would constitute a subsidiary (as described above) if such entity were a corporation;

"Superior Proposal" has the meaning ascribed thereto in Section 6.4(a);

"Take-Over Proposal" means a bid, proposal or offer, whether or not subject to conditions, to acquire in any manner, directly or indirectly, beneficial ownership or control or direction over 20% or more of the outstanding Ultima Units or Petrofund Units, as the case may be, whether by way of an arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution, reorganization or similar transaction or other business combination involving Ultima or Petrofund or any of their respective Subsidiaries, as the case may be (and whether in a single or multi-step transaction or a series of related transactions) or any proposal, offer or agreement to acquire 20% or more of the assets of Ultima or its Subsidiaries (taken as a whole) or Petrofund or its Subsidiaries (taken as a whole) as the case may be;

"Tax" and "Taxes" means, with respect to any person, all income taxes (including any tax on or based upon net income, gross income as specifically defined, distributable income, profits or selected items of income, distributable income or profits), and all capital taxes, gross receipts taxes, sales taxes, use taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, Canada pension plan premiums, excise taxes, social security premiums, workers' compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, registered investment taxes, foreign property taxes, alternative or add-on minimum taxes, goods and services tax, ad valorem taxes, customs, duties or other taxes of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;

"Tax Act" means the Income Tax Act (Canada) and the Income Tax Regulations all as amended from time to time;

"Tax Return" means all returns, declaration, reports, information returns, tax slips and statements required to be filed with any taxing authority relating to Taxes;

"Termination Fee" has the meaning ascribed thereto in Section 8.2(a);

"Third Party Beneficiaries" has the meaning ascribed thereto in Section 10.11;

"Time of Closing" means 10:00 a.m. (Calgary time) on the Closing Date or such other time as the parties hereto may agree;

"Transfer Agent" means Computershare Trust Company of Canada, which shall act as depository in respect of the Acquisition and Redemption Transaction;

"TSX" means the Toronto Stock Exchange;

"Ultima Assets" means all the property, assets and undertaking of Ultima of whatsoever nature or kind, present and future, and wheresoever located, including the shares, units, royalties, notes or other interests in the capital of or granted by Ultima's direct Subsidiaries (as set out in Schedule "A" hereto) and any rights to purchase assets, properties or undertakings of third parties under agreements to purchase that have not yet closed, if any, and whether or not reflected on the books of Ultima (other than $10.00);

"Ultima Balance Sheet" has the meaning ascribed thereto in subparagraph (p)(i) of Schedule "C" hereto;

"Ultima Board of Directors" means the board of directors of Ultima Co as it may be comprised from time to time;

"Ultima Circular" has the meaning ascribed thereto in Section 2.11;

"Ultima Disclosure Letter" means the letter of even date from Ultima delivered to Petrofund;

"Ultima Employment Agreements" means the employment agreements, as amended, between Ultima, Ultima Management Inc. and each of the Ultima Designated Officers;

"Ultima Fairness Opinion" has the meaning ascribed thereto in Section 2.22(b);

"Ultima Financial Statements" has the meaning ascribed thereto in paragraph (o) of Schedule "C" hereto;

"Ultima Plans" has the meaning ascribed thereto in paragraph (w) of Schedule "C" hereto;

"Ultima Parties" means Ultima, Ultima Co, Ultima Ventures Trust, Ultima Energy Inc., Ultima Acquisitions Corp. and Ultima Management Inc. and "Ultima Party" means any of them unless the context otherwise requires;

"Ultima Rights" means the rights to acquire Ultima Units granted under the Ultima TURIP and pursuant to the Ultima Employment Agreements;

"Ultima Royalties" means the royalty granted by Ultima Ventures Trust to Ultima pursuant to the terms of the amended and restated royalty agreement dated June 23, 1999, between Ultima Co and The Trust

Company of Bank of Montreal in its capacity as trustee of Ultima, as amended, and the royalty granted by Ultima Energy Inc. to Ultima pursuant to the terms of the royalty agreement dated June 26, 2003, between Ultima Energy Inc. and Ultima Co on behalf of Ultima;

"Ultima Special Meeting" has the meaning ascribed thereto in Section 2.11;

"Ultima Trustee" means Computershare Trust Company of Canada, in its capacity as the trustee under the Ultima Trust Indenture;

"Ultima Trust Indenture" means Ultima's amended and restated trust indenture dated as of August 31, 1997, between Ultima Co, Ultima Acquisitions Corp., The Trust Company of Bank of Montreal, Maximum Energy Corp. and Glenn C. Proudfoot, as amended;

"Ultima Unit" means a trust unit issued by Ultima;

"Ultima TURIP" means Ultima's Trust Unit Rights Incentive Plan;

"Ultima Unitholder Approval" means approval of the Special Distribution and the Acquisition and Redemption Transaction and related matters at a meeting, convened and held in accordance with the Ultima Trust Indenture, by the affirmative vote of the holders of not less than 66?% of the Ultima Units represented and voted thereon at such meeting;

"Ultima Unitholders" means, at the relevant time, the holders of Ultima Units other than Petrofund;

"Unitholder Indemnity Agreement" has the meaning ascribed thereto in Section
2.10;

"U.S. Code" means the United States Internal Revenue Code of 1986, as amended;

"U.S. Securities Act" means the United States Securities Act of 1933, as amended; and

"U.S. Securities Laws" means the federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder, as amended from time to time.

1.2  Interpretation Not Affected by Headings.

     The division of this agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3  Currency.

     Except if otherwise specifically stated, all sums of money referred to in this agreement are expressed in lawful money of Canada.

1.4  Numbers and Gender.

     Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5  Date For Any Action.

     In the event that the date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6  Entire Agreement.

     This Agreement (including the Schedules to this Agreement) and the Confidentiality Agreement constitute the entire agreements between the parties hereto pertaining to the terms of the Agreement and supersede all other prior agreements, understandings, negotiations and discussions, whether verbal or written, between the Parties with respect to the terms of the Agreement.

1.7  Canadian GAAP.

     All references to "GAAP" means generally accepted accounting principles as set forth in the Handbook of the Canadian Institute of Chartered Accountants, as amended from time to time, or, where such Handbook is silent, as set out in other recognized accounting literature in Canada.

1.8  Knowledge.

     Where in this Agreement a representation or warranty is made on the basis of the knowledge or awareness of a Party, such knowledge or awareness consists only of the actual knowledge or awareness, after due enquiry, as of the date of this Agreement, of the Designated Officers of such Party, but does not include the knowledge or awareness of any other individual or any constructive, implied or imputed knowledge.

1.9  Interpretation Not Affected by Party Drafting.

     The Parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable in the interpretation of this Agreement.

1.10 Trust Power and Capacity.

     In this Agreement references to the power and capacity of Ultima and Petrofund, as the case may be, are deemed to be references to that of the trustee of Ultima and the trustee of Petrofund, or their respective duly authorized delegates or agents, pursuant to the power and capacity of trustees generally, with respect to Ultima, under the laws of the Province of Alberta and, with respect to Petrofund, under the laws of the Province of Ontario, and pursuant to the powers of the trustees specified in the Ultima Trust Indenture and Petrofund Trust Indenture, respectively.

1.11 Schedules.

     The following schedules are incorporated in and form an integral part of this agreement:

         Schedule A      -     Ultima Assets
         Schedule B-1    -     Assumption Agreement
         Schedule B-2    -     Unitholder Indemnity Agreement
         Schedule C      -     Representations of the Ultima Parties
         Schedule D      -     Representations of the Petrofund Parties


                                   Article II
                   THE ACQUISITION AND REDEMPTION TRANSACTION

2.1  General.

     As soon as practicable following the date hereof, Ultima and Petrofund shall proceed towards a combination of their businesses, on the terms and subject to the conditions contained herein. At the Time of Closing, each Ultima Unitholder will, subject to the terms and conditions hereof, as a result of the Acquisition and Redemption Transaction, receive 0.442 Petrofund Units for each Ultima Unit held immediately prior to the Time of Closing.

2.2  Purchase of Ultima Assets.

     Upon and subject to the terms and conditions set forth in this Agreement, at the Time of Closing the following shall occur and shall be deemed to occur immediately (in such order as may be determined to be necessary to give effect to the Acquisition and Redemption Transaction):

     (a) the Ultima Trust Indenture will be amended to the extent necessary to facilitate the Special Distribution and Acquisition and Redemption Transaction;

     (b) Ultima shall sell, transfer, convey, assign and deliver to Petrofund, and Petrofund shall purchase and accept from Ultima, all the Ultima Assets, as the same shall exist at the Time of Closing;

     (c) Petrofund shall assume and become liable to pay, satisfy, discharge, observe, perform and fulfill the Assumed Liabilities in accordance with their terms;

     (d)  Petrofund shall issue the Payment Units to Ultima; and

     (e) the Ultima Units (other than the Petrofund Ultima Unit) will be redeemed in exchange for the Payment Units which shall be distributed to the Ultima Unitholders, on a pro rata basis of their holdings of Ultima Units, in accordance with the Exchange Ratio.

     In accordance with, and in connection with, the assumption of liabilities described in subparagraph (c) above, Petrofund shall:

     (y) indemnify and save Ultima's and its Subsidiaries' trustees, directors, officers, employees and agents (together, the "Indemnified Persons") harmless from all and any costs, damages or expenses that may be paid or incurred following any claim, suit or action taken by any other party because of the failure of Petrofund to discharge and perform all or any of the obligations, covenants, agreements and obligations forming part of the Assumed Liabilities; and

     (z) if any suit or action is commenced against any of the Indemnified Persons in connection with any of the Assumed Liabilities or in respect of any covenant, condition, agreement or obligation assumed as contemplated herein, assume the conduct of such case and provide to the Indemnified Persons such further indemnification from all costs, damages or expenses as they may reasonably require.

2.3  Consideration.

     In consideration of the sale and transfer of the Ultima Assets as provided in Section 2.2 hereof, at the Time of Closing, Petrofund shall execute and deliver the Assumption Agreement, providing for the assumption by Petrofund of the Assumed Liabilities, and shall issue to Ultima an aggregate number of Petrofund Units equal in number to the product of the number of Ultima Units (other than the Petrofund Ultima Unit) outstanding as of the close of business on the day immediately prior to the Closing Date multiplied by the Exchange Ratio (such Petrofund Units being referred to herein as the "Payment Units"). It is agreed that the amount of Assumed Liabilities allocated as consideration to any Ultima Asset shall not exceed the cost amount, for purposes of the Tax Act, of that Ultima Asset or such other amounts that Ultima and Petrofund consider reasonable in the circumstances.

2.4  Deposit of Payment Units and Fractional Trust Units.

     A form of letter of transmittal containing instructions with respect to the surrender of certificates representing the Ultima Units will be forwarded with the Ultima Circular or Joint Circular, as the case may be, to the Ultima Unitholders for use in exchanging their certificates. Upon surrender of properly completed letters of transmittal together with certificates representing the Ultima Units to the Transfer Agent, certificates for the appropriate number of Petrofund Units will be issued. No fractional Petrofund Units shall be issued to former Ultima Unitholders pursuant to the Acquisition and Redemption Transaction and no distribution, dividend or other change in the structure of Petrofund shall relate to any such fractional security and such fractional interest shall not entitle the owner thereof to exercise any rights as a securityholder of Petrofund. In the event that the Acquisition and Redemption Transaction would otherwise result in an Ultima Unitholder being entitled to a fractional Petrofund Unit, an adjustment will be made to the nearest whole number of Petrofund Units and a certificate representing the resulting whole number of Petrofund Units will be issued. In calculating such fractional interests, all Ultima Units held by a registered holder of Ultima Units immediately prior to the Time of Closing shall be aggregated. At or prior to the Time of Closing, Petrofund shall deposit with the Transfer Agent, for the benefit of the holders of Ultima Units who will receive the Payment Units, certificates representing the Petrofund Units issued pursuant to Section 2.3. Upon surrender to the Transfer Agent for cancellation of a certificate which immediately prior to the Time of Closing represented one or more Ultima Units that were exchanged for one or more Petrofund Units under the Acquisition and Redemption Transaction, together with a Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Ultima Units formerly represented by such certificate, and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificates shall be entitled to receive in exchange therefor, and the Transfer Agent shall deliver to such holder, a certificate representing that number (rounded to the nearest whole number) of Petrofund Units which such holder has a right to receive and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Ultima Units that is not registered in the transfer records of Ultima, a certificate representing the proper number of Petrofund Units may be issued to the transferee if the certificate representing such Ultima Units is presented to the Transfer Agent, accompanied by a Letter of Transmittal and all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 2.4, each certificate which immediately prior to the Time of Closing represented Ultima Units shall be deemed at all times after the Time of Closing to represent only the right to receive upon such surrender the certificate representing Petrofund Units as contemplated by this Section, and in the case of the Petrofund Units to receive immediately after the Time of Closing, without any further action to be taken by any Ultima Unitholder, any distributions or dividends with a record date after the Time of Closing theretofore paid or payable with respect to Petrofund Units as contemplated by Section 2.5

2.5  Distributions With Respect to Unsurrendered Certificates.

     All distributions or other payments declared or made after the Time of Closing with respect to Petrofund Units with a record date after the Time of Closing shall be paid to the holder of any unsurrendered certificate which immediately prior to the Time of Closing represented outstanding Ultima Units and which are either a Petrofund Unitholder of record or immediately prior to the Time of Closing was an Ultima Unitholder of record.

2.6  Lost Certificates.

     In the event any certificate which immediately prior to the Time of Closing represented one or more outstanding Ultima Units shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Transfer Agent will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more Petrofund Units (and any distributions or other payments with respect thereto) deliverable in accordance with such holder's Letter of Transmittal. When authorizing such issuance in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing Petrofund Units are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Petrofund and its transfer agents in such sum as Petrofund may direct or otherwise indemnify Petrofund in a manner satisfactory to Petrofund against any claim that may be made against Petrofund with respect to the certificate alleged to have been lost, stolen or destroyed.

2.7  Extinction of Rights.

     Any certificate which immediately prior to the Time of Closing represented outstanding Ultima Units (or securities of any predecessor of Ultima) that were not deposited, with all other instruments required by Section 2.4, on or prior to the sixth anniversary of the Closing Date, shall cease to represent a claim or interest of any kind or nature as a holder of Petrofund Units (including, without limitation any dividends, distributions, payments or interest in respect thereof). On such date, the Petrofund Units to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to Petrofund, together with all entitlements to dividends, distributions, payments and interest thereon held for such former registered holder.

2.8  Withholding Rights.

     Petrofund and the Transfer Agent shall be entitled to deduct and withhold from any distribution or consideration otherwise payable to any former holder of Ultima Units, such amounts as Petrofund or the Transfer Agent is required to deduct and withhold with respect to such payment under the Tax Act, the U.S. Code or any provision of provincial, state, local or foreign tax law, in each case as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the trust units in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the value of the Petrofund Units otherwise issuable to the holder, Petrofund and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the Petrofund Units otherwise issuable as is necessary to provide sufficient funds to Petrofund or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and Petrofund or the Transfer Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

2.9  Rollover Election.

     Within the prescribed time period and in the prescribed form provided for in section 132.2 of the Tax Act, Petrofund and Ultima shall jointly elect to have section 132.2 of the Tax Act apply with respect to the Acquisition and Redemption Transaction. The elected amounts for the Ultima Assets will be mutually agreed upon but shall be such amounts as shall result in no additional income to Ultima and shall, to the extent possible without resulting in additional income to Ultima, transfer the maximum tax attributes to Petrofund. Petrofund and Ultima shall file an election under subsection 20(24) of the Tax Act in respect of prepaid revenues (if any) received by Ultima and shall file all other elections (or make such other filings) that are necessary or desirable to minimize Taxes becoming payable by Ultima or Petrofund or subsidiaries of either of them or unitholders as a result of the transactions comprising the Acquisition and Redemption Transaction and its related transactions.

2.10 Ultima Special Distribution.

     Immediately prior to the time the Special Distribution is payable to Ultima Unitholders, Ultima and Petrofund shall execute the Unitholder Indemnity Agreement. The Parties agree that subject to any required approval of the Ultima Unitholders and the satisfaction of all conditions to the completion of the Acquisition and Redemption Transaction, Ultima shall declare a special distribution (the "Special Distribution") payable to Ultima Unitholders of record on the Business Day immediately preceding the Closing Date, payable on the Business Day immediately preceding the Closing Date. The amount payable to each Ultima Unitholder shall be equal to such unitholder's pro rata share, on the basis of their holdings of Ultima Units, of $10,000,000 and all rights Ultima Unitholders are entitled to under the Unitholder Indemnity Agreement as set out in Schedule "B-2".

2.11 Special Distribution, Acquisition and Redemption Documentation and Ultima Special Meeting.

     Subject to Section 2.12 and Section 2.14 below, Ultima shall duly convene and hold, in accordance with the requirements of all applicable Laws and in accordance with the Ultima Trust Indenture, a special meeting of Ultima Unitholders (such meeting defined herein as the "Ultima Special Meeting") to consider and, if thought fit, to approve the Special Distribution and the Acquisition and Redemption Transaction. The meeting shall be held on a date mutually agreed upon by the Parties, but in any event not later than July 2, 2004. Ultima shall prepare, for delivery to Ultima Unitholders in connection with the Ultima Special Meeting, a management information circular (the "Ultima Circular") in compliance, in all material respects, with Applicable Canadian Securities Laws and in compliance with the Ultima Trust Indenture. Petrofund and its advisors shall be given an opportunity to review and comment upon drafts of the Ultima Circular prior to its being mailed to Ultima Unitholders and filed with the Securities Authorities. Ultima shall file the Ultima Circular on a timely basis with such Securities Authorities. Such Ultima Circular, when filed with the Securities Authorities and mailed to Ultima Unitholders, shall in all material respects comply with the requirements of applicable Laws. The Petrofund Parties shall use their reasonable commercial efforts to obtain and furnish to the Ultima Parties such information regarding the Petrofund Parties reasonably required to be included in the Ultima Circular on or before April 19, 2004. On both the date the Ultima Circular is first mailed to the Ultima Unitholders and the date of the Ultima Special Meeting, the information provided by the Petrofund Parties for use in the preparation of the Ultima Circular shall, except as publicly disclosed after the date such information is provided, be complete and correct in all material respects, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and shall comply in all material respects with all applicable Laws.

2.12 Petrofund Special Meeting.

     In the event that either the TSX or the AMEX requires or if the Petrofund Trust Indenture requires Petrofund Unitholders to approve the Acquisition and Redemption Transaction, Petrofund shall, after consultation with Ultima, duly convene and hold, in accordance with the requirements of all applicable Laws and in accordance with the Petrofund Trust Indenture, a special meeting of Petrofund Unitholders (such meeting defined herein as the "Petrofund Special Meeting") to consider and, if thought fit, to approve the Acquisition and Redemption Transaction. The meeting shall be held on a date mutually agreed upon by the Parties, but in any event not later than July 2, 2004. Petrofund agrees to use its reasonable commercial efforts to determine whether any Petrofund Special Meeting will be required on or prior to April 9, 2004. The Parties will use their reasonable commercial efforts to hold the Ultima Special Meeting and, if necessary, the Petrofund Special Meeting on the same date.

2.13 U.S. Filings.

     In the event that a Petrofund Special Meeting is required, Petrofund shall
(a) furnish any informational document disseminated to Ultima Unitholders in connection with the Special Distribution and the Acquisition and Redemption Transaction, including any amendments thereto, (each an "Informational Document") to the SEC on the form prescribed by Rule 802 ("Rule 802") under the U.S. Securities Act by the first business day after publication or dissemination of an Informational Document, (b) file a Form F-X with the SEC to appoint an agent for service in the United States at the same time as its initial submission pursuant to clause (a), and (c) disseminate any Informational Document to U.S. holders of Ultima Units in a manner consistent with, and with the legends required by, Rule 802. Alternatively, Petrofund shall do such things as are necessary to exempt the offer and sale of the Payment Units from the provisions of Section 5 of the U.S. Securities Act pursuant to another exemption provided therein or in the rules and regulations promulgated thereunder. Each of the Ultima Parties and Petrofund Parties shall cooperate in respect of this
Section 2.13 and in otherwise ensuring that the offer and sale of the Payment Units will be exempt from the provisions of Section 5 of the U.S. Securities Act.

2.14 Joint Acquisition and Redemption Documentation.

     In the event that a Petrofund Special Meeting is required, Ultima and Petrofund will use their reasonable commercial efforts to cooperatively prepare, for delivery to Ultima Unitholders in connection with the Ultima Special Meeting and Petrofund Unitholders in connection with the Petrofund Special Meeting, a joint management information circular (the "Joint Circular") in compliance, in all material respects, with Applicable Canadian Securities Laws and in compliance, in the case of Ultima, with the Ultima Trust Indenture and, in the case of Petrofund, with the Petrofund Trust Indenture. Ultima and Petrofund shall both file the Joint Circular on a timely basis with the Securities Authorities. The Joint Circular, when filed with the Securities Authorities and mailed to the Ultima Unitholders and the Petrofund Unitholders, shall, in all material respects, comply with the requirements of applicable Laws. The Ultima Parties shall use their reasonable commercial efforts to obtain and furnish to the Petrofund Parties such information regarding the Ultima Parties reasonably required to be included in the Joint Circular on or before April 19, 2004. The Petrofund Parties shall use their reasonable commercial efforts to obtain and furnish to the Ultima Parties such information regarding the Petrofund Parties reasonably required to be included in the Joint Circular on or before April 19, 2004. On both the date the Joint Circular is first mailed to the Ultima Unitholders and the Petrofund Unitholders and the date of the Ultima Special Meeting and the Petrofund Special Meeting, the information provided by the Ultima Parties and the Petrofund Parties for use in the preparation of the Joint Circular shall, except as publicly disclosed after the date such information is provided, be complete and correct in all material respects, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and shall comply in all material respects with all applicable Laws.

2.15 Circular Contents.

     It is acknowledged and agreed that the Ultima Circular or the Joint Circular, as the case may be, shall be required to include certain pro forma financial information as contemplated by and in accordance with applicable Laws. The Parties further acknowledge and agree that pro forma financial information that meets the disclosure requirements under applicable Laws will be prepared by management of Ultima and Petrofund and that Deloitte & Touche LLP will provide a compilation report in accordance with the applicable guidelines of the Canadian Institute of Chartered Accountants thereon, at the joint expense of Petrofund and Ultima. Each of the Parties consents to the inclusion of such pro forma financial information in the Ultima Circular or the Joint Circular, as the case may be, as contemplated hereby in connection with the transactions provided for herein.

2.16 Compilation of Proxies.

     (a) Ultima and Ultima Co. will instruct the Ultima Trustee to advise Petrofund from time to time, no less frequently than every three Business Days until the day immediately prior to the date of the Ultima Special Meeting and thereafter as often as requested, if requested by Petrofund and in such manner as Petrofund may reasonably request, as to the number Ultima Units voted for or against the Special Distribution and Acquisition and Redemption Transaction.

     (b) In the event that an Petrofund Special Meeting is required, Petrofund and Petrofund Co. will instruct the Petrofund Trustee to advise Ultima from time to time, no less frequently than every three Business Days until the day immediately prior to the date of the Petrofund Special Meeting and thereafter as often as requested, if requested by Ultima and in such manner as Ultima may reasonably request, as to the number Petrofund Units voted for or against the Acquisition and Redemption Transaction.

2.17 Fairness Opinions.

     The Parties agree that the Ultima Fairness Opinion shall be included in any Ultima Circular. The Parties also agree that the Ultima Fairness Opinion and the Petrofund Fairness Opinion shall be included in any Joint Circular.

2.18 Sequence of Special Distribution, Acquisition and Redemption and Related Transactions.

     The Parties acknowledge and agree that the Special Distribution and Acquisition and Redemption Transaction shall be structured so that the following shall occur in the following sequence:

     (a) Ultima Unitholder Approval and Petrofund Unitholder Approval, to the extent required;

     (b)  payment by Ultima of the Special Distribution;

     (c) acquisition of the Ultima Assets, assumption of the Assumed Liabilities and issuance of the Payment Units;

     (d) Petrofund shall subscribe for the Petrofund Ultima Unit and Ultima shall issue the Petrofund Ultima Unit to Petrofund; and

     (e) the Ultima Units (other than the Petrofund Ultima Unit) will be redeemed in exchange for the Payment Units which shall be distributed to the Ultima Unitholders, on a pro rata basis of their holdings of Ultima Units, in accordance with the Exchange Ratio.

     2.19 Ultima Rights.

     Ultima and Ultima Co agree and represent that the Ultima Board of Directors has determined unanimously to use its reasonable commercial efforts to encourage and facilitate all persons holding Ultima Rights to exercise their rights prior to the Time of Closing. Ultima further agrees and represents that the Ultima Board of Directors will authorize and direct Ultima to cause the accelerated vesting of all Ultima Rights prior to the Time of Closing. Subject to the rights of the Designated Officers as set forth in the Ultima Employment Agreements, Ultima also agrees to use its reasonable commercial efforts to ensure that any Ultima Rights that will not be exercised on or prior to the Time of Closing are terminated or surrendered without the payment of any consideration therefor unless consented to by Petrofund, acting reasonably. In order to facilitate the exercise of Ultima Rights prior to the Time of Closing, the Parties agree to implement such policies and procedures (including the lending of sufficient funds for an agreed upon limited period to the holders of Ultima Rights to allow for the exercise of the Ultima Rights by such holders prior to the Time of Closing provided the Person providing for the funds required to exercise such Ultima Rights are granted sufficient security in exchange therefor) to allow for the due exercise of Ultima Rights on or prior to the record date of the Special Distribution on terms and conditions satisfactory to Petrofund acting reasonably.

2.20 Employees.

     All employees (other than the Excluded Employees) of Ultima or any of its subsidiaries (the "Offered Employees") will be offered employment by Petrofund or one of its subsidiaries, with such employment to be effective immediately following the closing of the Acquisition and Redemption Transaction. The Offered Employees shall be offered employment on the terms and conditions comparable, in the aggregate, to the terms and conditions on which they are currently employed including recognizing past service with Ultima. The Offered Employees shall also be paid an additional two months base salary (less required withholdings) on the Closing Date as a retention bonus for employment up to the Closing Date. If any Offered Employee accepts employment from Petrofund or one of its Subsidiaries and is terminated without cause within nine months after the Closing Date, Petrofund shall or shall cause its subsidiaries to pay to such employee a further amount (which can be comprised of severance) equal to not less than four months of that employee's base salary (less required withholdings) at the time immediately prior to the Closing Date. If any Offered Employee does not accept employment from Petrofund or one of its Subsidiaries, such employee shall be entitled on the Closing Date to a severance payment not to exceed statutory termination pay. Ultima shall be entitled to disclose the content of this provision to the Offered Employees.

2.21 Board Composition.

     Petrofund agrees to use its reasonable commercial efforts such that, effective as at the Time of Closing, the Petrofund Board of Directors shall be varied to be comprised of two members mutually agreed to by Ultima and Petrofund, acting reasonably, from among the individuals presently serving on the Ultima Board of Directors.

2.22 Ultima Approval.

     Ultima and Ultima Co represent and warrant to the Petrofund Parties that the Ultima Board of Directors:

     (a)  has unanimously determined that:

          (i) the Special Distribution and Acquisition and Redemption Transaction are in the best interests of Ultima and the Ultima Unitholders; and

          (ii) it will recommend that the Ultima Unitholders vote in favour of the Special Distribution and the Acquisition and Redemption Transaction;

     (b) has received advice (which shall subsequently be in the form of a written opinion (the "Ultima Fairness Opinion")) from CIBC World Markets Inc., financial advisors to the Ultima Board of Directors, that the consideration to be received by Ultima Unitholders in connection with the Special Distribution and Acquisition and Redemption Transaction is fair, from a financial point of view, to the Ultima Unitholders; and

     (c) has advised that each of its members intends to vote the Ultima Units beneficially owned by them, or over which they exercise control or direction, in favour of the Special Distribution and the Acquisition and Redemption Transaction,

and will so represent in any Ultima Circular or the Joint Circular, as the case may be, and in any press release or any other form of public dissemination issued by Ultima relating to the Special Distribution and/or Acquisition and Redemption Transaction (including any joint press release) where such press release and other public dissemination disclosure is appropriate, in the mutual judgement of Ultima and Petrofund, acting reasonably.

2.23 Petrofund Approval.

     Petrofund and Petrofund Co represent and warrant to the Ultima Parties that the Petrofund Board of Directors:

     (a)  has unanimously determined that:

          (i) after giving effect to the Special Distribution, the Acquisition and Redemption Transaction is in the best interests of Petrofund; and

          (ii) in the event that an Petrofund Special Meeting is required, it will recommend that the Petrofund Unitholders vote in favour of the Acquisition and Redemption Transaction;

     (b) has received advice (which shall subsequently be in the form of a written opinion (the "Petrofund Fairness Opinion")) from Scotia Capital Inc., financial advisor to the Petrofund Board of Directors, that the consideration to be paid by Petrofund to the Ultima Unitholders in connection with the Acquisition and Redemption Transaction, taking into account the Special Distribution, is fair, from a financial point of view, to the Petrofund Unitholders; and

     (c) has advised that, in the event that an Petrofund Special Meeting is required, each of its members intends to vote the Petrofund Units beneficially owned by them, or over which they exercise control or direction, in favour of the Acquisition and Redemption Transaction, and will so represent in the Joint Circular and in any press release or any other form of public dissemination issued by Petrofund relating to the Acquisition and Redemption Transaction (including any joint press release) where such press release and other public dissemination disclosure is appropriate, in the mutual judgement of Ultima and Petrofund, acting reasonably.

2.24 Support Agreements.

     Ultima shall use its reasonable commercial efforts to obtain agreements, on terms and conditions satisfactory to Petrofund, within 72 hours of the execution of this Agreement, from all directors and officers of Ultima Co to vote all of their Ultima Units held at the date of the Ultima Special Meeting in favour of the Special Distribution and Acquisition and Redemption Transaction. In the event that either the TSX or the AMEX requires or if the Petrofund Trust Indenture requires Petrofund Unitholders to approve the Acquisition and Redemption Transaction, Petrofund shall use its reasonable commercial efforts to obtain agreements, on terms and conditions satisfactory to Ultima, within 72 hours of the time of determination that a Petrofund Special Meeting is required, from all directors and officers of Petrofund Co to vote all of their Petrofund Units held on the date of the Petrofund Special Meeting in favour of the Acquisition and Redemption Transaction.

2.25 Acknowledgment by Ultima.

     Ultima acknowledges that Payment Units may be "restricted securities" (within the meaning of Rule 144(a)(3) under the U.S. Securities Act) to the same extent and proportion that the Ultima Units that are redeemed in the Acquisition and Redemption Transaction were also "restricted securities."

2.26 Subscription for Petrofund Ultima Unit.

     Immediately prior to the Time of Closing, Petrofund agrees to subscribe for the Petrofund Ultima Unit for $10.00. Ultima agrees to issue the Petrofund Ultima Unit to Petrofund immediately prior to the Time of Closing for $10.00.


                                  Article III
                IMPLEMENTATION OF THE ACQUISITION AND REDEMPTION

3.1  Obligations of the Ultima Parties.

     In order to facilitate the Special Distribution and Acquisition and Redemption Transaction, Ultima and Ultima Co shall take all reasonable action necessary in accordance with all applicable Laws, including Applicable Canadian Securities Laws and U.S. Securities Laws, to:

     (a) cause the Payment Units which are to be issued to Ultima and then to be received by Ultima Unitholders in exchange for the Ultima Units pursuant to the Acquisition and Redemption Transaction not to be subject to any trading restrictions under Applicable Canadian Securities Laws or U.S. Securities Laws (other than Control Person Restrictions and Affiliate Restrictions) and to be listed and posted for trading on the TSX and the AMEX (subject to notice of issuance) by the Closing Date; provided, however, that (i) certain Petrofund Units may be "restricted securities" (within the meaning of Rule 144(a)(3) under the U.S. Securities Act) to the same extent and proportion that the Ultima Units that are redeemed in the Acquisition and Redemption Transaction were also "restricted securities" and (ii) to the extent any such Petrofund Units are "restricted securities", such securities will bear a legend indicating the applicable restrictions on their transfer and Petrofund may, and may instruct the transfer agent in respect thereof to, restrict the transfer of such securities unless evidence satisfactory to Petrofund and, if applicable, the transfer agent, acting reasonably, is provided by the transferor thereof (and, if applicable, the transferee thereof);

     (b) duly call, give notice of, convene and hold the Ultima Special Meeting as promptly as practicable and submit the resolutions to approve the Special Distribution and Acquisition and Redemption Transaction and any other matters as may be properly brought before such meeting to the Ultima Unitholders for consideration;

     (c) solicit proxies in favour of the Special Distribution and the Acquisition and Redemption Transaction; and

     (d) subject to the terms and conditions hereof, do all things reasonably necessary or desirable to give effect to the Special Distribution and Acquisition and Redemption Transaction.

3.2  Obligations of the Petrofund Parties.

     In order to facilitate the Acquisition and Redemption Transaction, Petrofund and Petrofund Co shall take all reasonable action necessary in accordance with all applicable Laws, including Applicable Canadian Securities Laws and U.S. Securities Laws, to:

     (a) cause the Payment Units which are to be issued to Ultima and then to be received by Ultima Unitholders in exchange for the Ultima Units pursuant to the Acquisition and Redemption Transaction not to be subject to any trading restrictions under Applicable Canadian Securities Laws or U.S. Securities Laws (other than Control Person Restrictions and Affiliate Restrictions) and to be listed and posted for trading on the TSX and the AMEX (subject to notice of issuance) by the Closing Date; provided, however, that (i) certain Petrofund Units may be "restricted securities" (within the meaning of Rule 144(a)(3) under the U.S. Securities Act) to the same extent and proportion that the Ultima Units that are redeemed in the Acquisition and Redemption Transaction were also "restricted securities" and (ii) to the extent any such Petrofund Units are "restricted securities", such securities will bear a legend indicating the applicable restrictions on their transfer and Petrofund may, and may instruct the transfer agent in respect thereof to, restrict the transfer of such securities unless evidence satisfactory to Petrofund and, if applicable, the transfer agent, acting reasonably, is provided by the transferor thereof (and, if applicable, the transferee thereof);

     (b) until the earlier of (i) two years from the date of the issuance of the Payment Units and (ii) the date as of which none of the outstanding Payment Units are "restricted securities" within the meaning of Rule 144(a)(3) under the U.S. Securities Act, make available adequate current public information with respect to Petrofund as required by Rule 144 adopted by the SEC under the U.S. Securities Act;

     (c) prior to the Closing Date, allot for issuance a sufficient number of Petrofund Units to issue to Ultima pursuant to the Acquisition and Redemption Transaction. Petrofund shall issue the Payment Units pursuant to the Acquisition and Redemption Transaction at the Time of Closing;

     (d) to the extent that either the TSX or the AMEX requires or if the Petrofund Trust Indenture requires Petrofund Unitholders to approve the Acquisition and Redemption Transaction, after consultation with Ultima, duly call, give notice of, convene and hold the Petrofund Special Meeting as promptly as practicable and submit the resolutions to approve the issuance of the Petrofund Units in exchange for the Ultima Assets and any other matters as may be properly brought before such meeting to the Petrofund Unitholders for consideration;

     (e) to the extent that an Petrofund Special Meeting is required, solicit proxies in favour of the Acquisition and Redemption Transaction; and

     (f) subject to the terms and conditions hereof, do all things necessary or desirable to give effect to the Acquisition and Redemption Transaction.

3.3  Unitholder Communications and Disclosure.

     The Ultima Parties and the Petrofund Parties agree to use their reasonable commercial efforts to participate in presentations to investors regarding the Special Distribution and the Acquisition and Redemption Transaction and to consult and co-operate prior to the making of such presentations and to promptly advise, consult and co-operate with each other in issuing any press releases or otherwise making public statements with respect to this Agreement or the Special Distribution and the Acquisition and Redemption Transaction and in making any filing with any Governmental Entity. Each Party shall use all reasonable commercial efforts to enable the Other Party to review and comment on all such press releases and other public disclosure prior to the release thereof and shall enable the Other Party to review and comment on such filings prior to the release or filing thereof; provided, however, that the foregoing shall be subject to each Party's overriding obligation to make disclosure in accordance with applicable Laws, and if such disclosure is required by a Party and the Other Party have not reviewed or commented on the disclosure, the Party making such disclosure shall use reasonable commercial efforts to give prior oral or written notice thereof to the Other Party and an opportunity to comment thereon, and, if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. The Parties agree to issue jointly a press release with respect to this Agreement as soon as practicable after its due execution in a mutually agreed upon form.

3.4  Dealer Managers.

     If Ultima determines to retain a dealer manager in connection with the solicitation of votes in favour of the Special Distribution and the Acquisition and Redemption Transaction at the Ultima Special Meeting, Ultima agrees to consult with Petrofund prior to the retention of such dealer manager and any fees payable in respect of such retention shall be subject to prior approval by Petrofund, such approval not to be unreasonably withheld. In the event a Petrofund Special Meeting is held to consider the Acquisition and Redemption Transaction and if Petrofund determines to retain a dealer manager in connection with the solicitation of votes in favour of the Acquisition and Redemption Transaction at the Petrofund Special Meeting, Petrofund agrees to consult with Ultima prior to the retention of such dealer manager.

3.5  Petrofund Rights Plan.

     Petrofund and Petrofund Co represent to Ultima that the Board of Directors of NCE Petrofund Management Corp. has irrevocably resolved to waive the application of the Petrofund Rights Plan to the

Acquisition and Redemption Transaction prior to the Time of Closing and to any other actions taken by Ultima or Ultima Co in furtherance of the Acquisition and Redemption Transaction and covenant to Ultima to take all action necessary pursuant to the Petrofund Rights Plan to effect such waiver and to ensure that the Separation Time (as defined in the Petrofund Rights Plan) does not occur.


                                   Article IV
             REPRESENTATIONS AND WARRANTIES OF ULTIMA AND ULTIMA CO

4.1  Representations and Warranties.

     Ultima and Ultima Co hereby make to Petrofund and Petrofund Co the representations and warranties set forth in Schedule "C" hereto, and acknowledge that Petrofund and Petrofund Co are relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the Acquisition and Redemption Transaction.

4.2  Investigation.

     Any investigation by Petrofund and Petrofund Co and their advisors shall not mitigate, diminish or affect the representations and warranties of Ultima and Ultima Co pursuant to this Agreement.

4.3  Survival.

     The representations and warranties of Ultima and Ultima Co contained in this Agreement shall not survive the completion of the Acquisition and Redemption Transaction and shall expire and be terminated on the earlier of the Closing Date and the date on which this Agreement is terminated.


                                    Article V
          REPRESENTATIONS AND WARRANTIES OF PETROFUND AND PETROFUND CO

5.1  Representations and Warranties.

     Petrofund and Petrofund Co hereby make to Ultima and Ultima Co the representations and warranties set forth in Schedule "D" hereto, and acknowledge that Ultima and Ultima Co are relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of Special Distribution and the Acquisition and Redemption Transaction.

5.2  Investigation.

     Any investigation by Ultima and Ultima Co and their advisors shall not mitigate, diminish or affect the representations and warranties of Petrofund and Petrofund Co pursuant to this Agreement.

5.3  Survival.

     The representations and warranties of Petrofund and Petrofund Co contained in this Agreement shall not survive the completion of the Acquisition and Redemption Transaction and shall expire and be terminated on the earlier of the Closing Date and the date on which this Agreement is terminated.

                                   Article VI
                                    COVENANTS

6.1  Ultima Conduct of Business.

     Ultima covenants and agrees that, prior to the first to occur of the Closing Date and the termination of this Agreement, unless Petrofund shall otherwise agree in writing (not to be unreasonably withheld) or unless otherwise expressly contemplated or permitted by this Agreement:

     (a) it will, and will cause each of its Subsidiaries to, conduct its undertaking and businesses only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice except to the extent necessary to comply with applicable Laws and to complete the transactions contemplated hereby or any transactions entered into prior to the date hereof (all of which have been in the ordinary course of business);

     (b) it will not, and will not permit any of Subsidiaries to, directly or indirectly:

          (i) issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber:

               (A) any Ultima Units or shares of any Subsidiary or any options, warrants, calls, conversion privileges or rights of any kind to acquire any such shares or trust units other than Ultima Units pursuant to the exercise of Ultima Rights or pursuant to the Ultima Employment Agreements; or

               (B) other than oil and natural gas production in the ordinary course of business, any assets of Ultima or its Subsidiaries in excess of $500,000 individually or $1,500,000 in the aggregate;

          (ii) except as contemplated hereby, amend or propose to amend their respective trust declaration, articles, by-laws, unanimous shareholder agreements, management agreements or other constating documents, including without limitation, the Ultima Trust Indenture and the Ultima Royalties;

         (iii) split, combine or reclassify any outstanding Ultima Units, or declare, set aside or pay any dividends or other distributions payable in cash, stock, property or otherwise with respect to the Ultima Units, other than the Special Distribution and regular monthly cash distributions made by Ultima, of an amount equal to $0.085 per Ultima Unit paid on a single specified date to Ultima Unitholders of record as of a single specified date;

          (iv) redeem, purchase, offer to purchase or otherwise acquire any Ultima Units or other securities of Ultima or any of its Subsidiaries including under any normal course issuer bid;

          (v) reorganize, amalgamate, merge or otherwise continue Ultima or any of its Subsidiaries with, or acquire or agree to acquire (by merger, amalgamation, consolidation, acquisition of stock or assets or otherwise), any person, corporation, trust, partnership or other business organization whatsoever (including any division) or acquire or agree to acquire any assets having a value of $500,000 or greater on an individual basis of $2,000,000 or greater in aggregate;

          (vi) except in the usual, ordinary and regular course of business and consistent with past practice, satisfy any claims or liabilities except such as have been reserved against in the Ultima Financial Statements or relinquish any material contractual rights which exceed $500,000 on an individual basis or $1,500,000 or greater in aggregate (except as disclosed in the Ultima Disclosure Letter);

          (vii)except as disclosed in the Ultima Disclosure Letter or as required to make the Special Distribution, initiate any capital expenditures which exceed $500,000 on an individual basis or $1,500,000 or greater in aggregate, or incur, except in the ordinary course of business consistent with past practice, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity or make any loans or advances, except in the ordinary course of business consistent with past practice and except for refinancing of existing debt on substantially the same or more favourable terms;

        (viii) enter into any employment or consulting contract, operating agreement or similar agreement that cannot be terminated on sixty
               (60) days or less notice without penalty;

          (ix) enter into rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, production sales transactions having terms greater than 120 days or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions; or

          (x) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment, or arrangement to do any of the foregoing;

     (c) neither it nor any of its Subsidiaries shall (otherwise than as may be contemplated herein) enter into or modify any employment, severance or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, retention, severance or termination pay to or make any loans to, any of its employees, officers or directors other than pursuant to written agreements in effect (without amendment) on the date hereof, other than indemnity agreements entered into in the normal course of business in accordance with the Business Corporations Act (Alberta), as applicable;

     (d) other than the acceleration of vesting Ultima Rights, neither it nor any of its Subsidiaries shall adopt or amend, or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance incentive compensation, other compensation or similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with law or with respect to existing provisions of any such plans, programs, arrangements or agreements that have been disclosed in writing prior to the date hereof to Petrofund;

     (e) it will, and will cause each of its Subsidiaries to, use reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

     (f)  it will, and will cause each of its Subsidiaries to:

          (i) use reasonable commercial efforts to preserve intact their respective business organizations and goodwill and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it;

          (ii) not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the completion of the transactions contemplated in this Agreement;

          (iii)co-operate and use reasonable commercial efforts to comply with all reasonable requests by Petrofund and its Subsidiaries to make joint investor presentations or other forms of information available in order to support the transactions contemplated by this Agreement;

          (iv) confer on a regular basis with Petrofund with respect to operational and financial matters and promptly notify Petrofund Co orally and in writing of any Material Adverse Change in respect of Ultima and of any material Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

          (v) at the Time of Closing and upon receipt of mutual releases satisfactory to the Parties, Ultima and Ultima Co shall use its reasonable best efforts to cause the resignation of such directors and officers of each of the Ultima and its Subsidiaries as Petrofund may specify and to fill the resulting vacancies with designees of Petrofund and Ultima and Ultima Co shall cooperate with Petrofund to provide an orderly transition of control and management;

          (vi) not waive, release, grant or transfer any rights of value or modify or change any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice; and

          (vii)not settle or compromise any claim brought by any present, former or purported holder of any securities of Ultima or its Subsidiaries in connection with the transactions contemplated by this Agreement without the prior written consent of Ultima Co; and

     (g) it will fix a record date within ten business days of the Ultima Special Meeting for the Special Distribution provided the resolution to approve the Special Distribution and Acquisition and Redemption Transaction is approved by Ultima Unitholders at the Ultima Special Meeting.

6.2  Petrofund Conduct of Business.

     Petrofund covenants and agrees that, prior to the first to occur of the Closing Date and the termination of this Agreement, unless Ultima shall otherwise agree in writing (not to be unreasonably withheld) or unless otherwise expressly contemplated or permitted by this Agreement:

     (a) it will, and will cause each of its Subsidiaries to, conduct its undertaking and businesses only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice except to the extent necessary to comply with applicable Laws and to complete the transactions contemplated hereby or any transactions entered into prior to the date hereof (all of which have been in the ordinary course of business);

     (b) it will not, and will not permit any of Subsidiaries to, directly or indirectly:

          (i) issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber:

               (A) any Petrofund Units or shares of any Subsidiary or any options, warrants, calls, conversion privileges or rights of any kind to acquire any such shares or trust units other than the issue of Petrofund Units pursuant to the terms of this Agreement, pursuant to the exercise of Petrofund Rights, pursuant to the terms of the Petrofund Support Voting and Exchange Agreement, pursuant to the terms of the Petrofund Rights Plan, pursuant to the terms of the Petrofund DRIP and the grant of awards pursuant to the Petrofund Incentive Plans; or

               (B) other than oil and natural gas production in the ordinary course of business, any assets of Petrofund or its Subsidiaries in excess of $1,000,000 individually or $3,000,000 in the aggregate;

          (ii) other than as disclosed in the meeting materials prepared for Petrofund's 2004 Annual and Special Meeting of Unitholders and except as contemplated hereby, amend or propose to amend their respective trust declaration, articles, by-laws, unanimous shareholder agreements, management agreements or other constating documents, including without limitation, the Petrofund Trust Indenture and the Petrofund Royalty;

          (iii)split, combine or reclassify any outstanding Petrofund Units, or declare, set aside or pay any dividends or other distributions payable in cash, stock, property or otherwise with respect to the Petrofund Units, other than the regular monthly cash distributions made by Petrofund, of an amount equal to $0.16 per Petrofund Unit paid on a single specified date to Petrofund Unitholders of record as of a single specified date;

          (iv) redeem, purchase, offer to purchase or otherwise acquire any Petrofund Units or other securities of Petrofund or any of its Subsidiaries including under any normal course issuer bid or pursuant to Petrofund's odd lot program;

          (v) reorganize, amalgamate, merge or otherwise continue Petrofund or any of its Subsidiaries with, or acquire or agree to acquire (by merger, amalgamation, consolidation, acquisition of stock or assets or otherwise), any person, corporation, trust, partnership or other business organization whatsoever (including any division) or acquire or agree to acquire any assets having a value of $5,000,000 or greater on an individual basis or $15,000,000 or greater in aggregate;

          (vi) delist, or make any announcements of the intention to delist, the Petrofund Units from trading on either the TSX or the AMEX; or

          (vii)authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment, or arrangement to do any of the foregoing;

     (c) it will, and will cause each of its Subsidiaries to, use reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and

     (d)  it will, and will cause each of its Subsidiaries to:

          (i) use reasonable commercial efforts to preserve intact their respective business organizations and goodwill and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it;

          (ii) not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the completion of the transactions contemplated in this Agreement;

          (iii)co-operate and use reasonable commercial efforts to comply with all reasonable requests by Ultima and its Subsidiaries to make joint investor presentations or other forms of information available in order to support the transactions contemplated by this Agreement;

          (iv) promptly notify Ultima Co orally and in writing of any Material Adverse Change in respect of Petrofund and of any material Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

          (v) not waive, release, grant or transfer any rights of value or modify or change any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice and other than amendments to the Petrofund Trust Indenture disclosed in the meeting materials prepared for Petrofund's 2004 Annual and Special Meeting of Unitholders; and

          (vi) not settle or compromise any claim brought by any present, former or purported holder of any securities of Petrofund or its Subsidiaries in connection with the transactions contemplated by this Agreement without the prior written consent of Ultima Co.

6.3  Access to Information.

     Subject to the terms of the Confidentiality Agreement, each of the Parties shall, and shall cause its Subsidiaries, officers, employees, trustees and directors to, and request its auditors and legal counsel to, afford the officers, employees, auditors and other agents of the Other Party reasonable access at reasonable times to its offices and facilities, and to its books and records, and shall furnish to the Other Party and such other persons with such financial, operating and other data and information as the second mentioned party, through its officers, employees or agents, may from time to time reasonably request. Without limiting the generality of the foregoing, Ultima shall permit Petrofund and its representatives reasonable access to interview employees of Ultima and its Subsidiaries for purposes of determining which employees shall be retained after the Closing Date and shall provide Petrofund all such information as may reasonably be required to enable Petrofund efficiently integrate the business and affairs of Ultima and its Subsidiaries with Petrofund at the Time of Closing.

6.4  No Solicitation.

     (a) Ultima and Ultima Co and Petrofund and Petrofund Co shall not directly or indirectly, through any trustee, officer, director, employee, financial advisor or other representative or agent of the Ultima Parties or the Petrofund Parties, as the case may be, (i) solicit, initiate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries or proposals regarding any Acquisition Proposal involving it or its Subsidiaries or unitholders or participate in or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to such an Acquisition Proposal, or (ii) provide any confidential information to, participate in any discussions or negotiations relating to any such transactions with, or otherwise cooperate with or assist or participate in any effort to take such action by, any Person; provided that, nothing contained in this Section 6.4(a) or any other provision of this Agreement shall prevent the Ultima Board of Directors or the Petrofund Board of Directors, as the case may be, from responding or acting in any manner (including considering, negotiating, approving and recommending to their respective unitholders (provided that prior to furnishing information or entering into negotiations with any Person, Ultima and Ultima Co or Petrofund and Petrofund Co, as applicable, shall have complied with Section 6.4(c) hereof, prior to providing any non-public information to any such Person, Ultima and Ultima Co or Petrofund and Petrofund Co, as applicable, shall have complied with Section 6.4(d) hereof and prior to entering into any Proposed Agreement, Ultima and Ultima Co. shall have complied with
          Section 6.5 hereof)) to an unsolicited bona fide written Acquisition Proposal (i) in respect of which any funds or other consideration necessary for such Acquisition Proposal has been demonstrated to the satisfaction of the Ultima Board of Directors or the Petrofund Board of Directors, as the case may be, to be reasonably likely to be obtained, and (ii) in respect of which the Ultima Board of Directors or the Petrofund Board of Directors, as the case may be, determines in good faith would, if consummated in accordance with its terms, result in a transaction financially more favourable to Ultima or the Ultima Unitholders or a transaction financially more favourable to Petrofund or the Petrofund Unitholders, as the case may be, than the transactions contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a ("Superior Proposal"). Any good faith determination under this Section 6.4(a) shall only be made by duly passed resolution of the Ultima Board of Directors or the Petrofund Board of Directors, as the case may be, after consultation with its financial advisors and receipt by such Board of advice of counsel reflected in the minutes of its board of directors to the effect that entertaining or negotiating such Acquisition Proposal or the furnishing of information concerning the Ultima Parties or the Petrofund Parties, as applicable, is necessary for such board to satisfy its fiduciary duties under applicable Laws.

     (b) Subject to Section 6.4(a), each of Ultima and Ultima Co and Petrofund and Petrofund Co severally agrees that it shall, and shall direct and use reasonable efforts to cause their respective trustees, directors, officers, employees, representatives and agents to immediately cease and cause to be terminated any discussions or negotiations with any Person, other than the Ultima Parties and the Petrofund Parties, as the case may be, with respect to any actual, future or potential Acquisition Proposal. Subject to Sections 6.4(a) and 6.4(d), the Ultima Parties and the Petrofund Parties shall immediately close any data rooms and the Parties agree not to release any third party from or forebear in the enforcement of any confidentiality or standstill agreement to which the Ultima Parties or the Petrofund Parties and any such third party is a party.

     (c) Prior to furnishing any information to or entering into any negotiations with any Person in respect of an Acquisition Proposal, each of Ultima and Ultima Co and Petrofund and Petrofund Co, as the case may be, shall notify the Other Party of any Acquisition Proposal received by it or any request received by it following the date hereof for non-public information relating to the Ultima Parties or the Petrofund Parties in connection with an Acquisition Proposal or for access to the properties, books or records of the Ultima Parties or the Petrofund Parties by any Person that informs the Ultima Parties or the Petrofund Parties that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made, from time to time, orally and in writing and shall indicate such details of the proposal, inquiry or contact known to the Ultima Parties or the Petrofund Parties as the Other Party may reasonably request, having regard to the fiduciary obligations of the Ultima Board of Directors or the Petrofund Board of Directors, as the case may be, and the identity of the Person making such proposal, inquiry or contact.

     (d) Subject to Section 6.4(a), if any of the Ultima Parties or the Petrofund Parties receives a request for material non-public information from a Person who proposes to the Ultima Parties or the Petrofund Parties a bona fide Acquisition Proposal and the Ultima Board of Directors or the Petrofund Board of Directors, as the case may be, determines that such proposal is a Superior Proposal pursuant to Section 6.4(a), the Ultima Party or the Petrofund Party, as the case may be, may, subject to the execution of a confidentiality agreement containing customary terms, conditions and restrictions substantially similar to the Confidentiality Agreement, provide such Person with access to information regarding the Ultima Party or the Petrofund Party, as the case may be. To the extent not previously done, the Party receiving the request shall provide to the Other Party a copy of all information provided to such Person forthwith after the information is provided to such Person.

     (e) Each of Ultima and Ultima Co and Petrofund and Petrofund Co shall ensure that the Ultima Trustee or Petrofund Trustee, as the case may be, and its officers, directors and employees and any investment banker or other advisors or representatives retained by it is aware of the provisions of this Section 6.4, and each of Ultima and Ultima Co and Petrofund and Petrofund Co shall be responsible for any breach of this Section 6.4 by such trustee, bankers, advisors or representatives as are retained by it.

6.5  Right to Match.

     Ultima and Ultima Co shall not enter into any agreement (other than any confidentiality agreement contemplated by Section 6.4(d)) to propose, pursue, support or recommend any Acquisition Proposal (a "Proposed Agreement") or change their recommendation of the transactions contemplated by this Agreement except in compliance with Section 6.4 and only after providing Petrofund with an opportunity to amend this Agreement to provide for at least equivalent financial terms to those included in the Proposed Agreement as determined by the Ultima Board of Directors, acting reasonably and in good faith and in accordance with its fiduciary duties, after consultation with Ultima's financial advisors and Ultima and Ultima Co agree to negotiate in good faith with Petrofund in respect of any such amendment. In particular, in such circumstance Ultima Co shall provide Petrofund Co with a copy of any Proposed Agreement as executed or submitted by the party making such Acquisition Proposal, not less than two Business Days prior to its proposed execution. In the event that Petrofund and Petrofund Co agree to amend this Agreement as provided above and within the two Business Day period, neither Ultima nor Ultima Co shall enter into the Proposed Agreement.

6.6  Further Action.

     Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effect of the transactions contemplated by this Agreement, including:

     (a) co-operation in the preparation and filing of the documentation giving effect to the transactions contemplated hereby (including the Ultima Circular or the Joint Circular, as the case may be) and any regulatory and governmental filings or submissions in connection with all Required Regulatory Approvals, including under the Competition Act and under the Investment Canada Act and any amendments to any such filings; and

     (b) to diligently make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders (i) in connection with all Required Regulatory Approvals, and (ii) in connection with all Required Third Party Approvals.

6.7  Approvals.

     The parties shall diligently take all steps as are necessary to satisfy the conditions contemplated by Section 7.1 hereof and to file all notices in connection therewith as soon as is reasonably practicable following the date hereof. The parties shall pursue any and all Required Regulatory Approvals and Required Third Party Approvals or other filings and approvals required on their respective parts with respect to the transactions contemplated hereby.

6.8  Insurance.

     If the Acquisition and Redemption Transaction is completed, Petrofund shall arrange for and/or maintain directors' and officers' insurance coverage for the directors and officers of Ultima's Subsidiaries substantially equivalent in scope and coverage as the directors' and officers' coverage in place for the benefit of the directors and officers of Petrofund's Subsidiaries on a "trailing" or "run-off" basis (whether such insurance is maintained independently of or included under Petrofund's insurance coverage) covering claims made prior to or within five years from the Closing Date.

6.9  Ultima Tax Returns

     Petrofund agrees to prepare and file all Tax Returns for Ultima and pay all Taxes that are required on the deemed year-end of Ultima resulting from the Acquisition and Redemption Transaction. Petrofund also agrees to prepare Tax Returns and pay all Taxes for each Ultima Party that has a deemed year-end resulting from the Acquisition and Redemption Transaction. From and after the Acquisition and Redemption Transaction, Petrofund shall be solely responsible for preparing and filing Tax Returns and paying all applicable Taxes of Ultima and the Ultima Parties.


                                  Article VII
                                   CONDITIONS

7.1  General Conditions.

     The respective obligations of Ultima and Petrofund to complete the Acquisition and Redemption Transaction and the other transactions contemplated by this Agreement and to perform, fulfill and satisfy their other respective obligations hereunder, are subject to the fulfillment, or the waiver by each of Ultima and Petrofund, on or before the Outside Date, of the following conditions, each of which are inserted for the benefit of each of Ultima and Petrofund and may be waived, in whole or in part, only by mutual consent of such parties, each acting in its sole discretion:

     (a) the Ultima Unitholders shall have approved the resolutions to approve the Special Distribution and Acquisition and Redemption Transaction by an affirmative vote of at least two-thirds of the votes cast at the Ultima Special Meeting;

     (b) if an Petrofund Special Meeting is required as contemplated by Section 2.11, the Petrofund Unitholders shall have approved the resolution to approve the issuance of the Petrofund Units in exchange for the Ultima Assets by an affirmative vote of at least a majority of the votes cast at the Petrofund Special Meeting;

     (c) the documents by which the Special Distribution and Acquisition and Redemption Transaction is to be effected shall be in form and substance satisfactory to the Ultima Parties and the Petrofund Parties, acting reasonably, including without limitation, documents providing for amendments to the Ultima Trust Indenture to effect the Special Distribution and the Acquisition and Redemption Transaction;

     (d) each of Petrofund and Ultima shall have determined, each acting reasonably, that all Required Regulatory Approvals and Required Third Party Approvals have been obtained on terms satisfactory to each of Petrofund and Ultima in their reasonable judgment and any applicable Governmental Entity waiting period shall have expired or been terminated;

     (e) each of Petrofund and Ultima shall have received from and delivered to the other a certificate confirming that each qualifies, and has qualified at all material times, as a "mutual fund trust" (as defined in the Tax Act);

     (f) each of Petrofund and Ultima, each acting reasonably, shall have determined that:

          (i) no act, action, suit, or proceeding has been threatened or taken before or by any domestic or foreign court or tribunal or Governmental Entity or person in Canada or elsewhere, whether or not having the force of Law; and

          (ii) no Law has been proposed, enacted, promulgated or applied,

          in the case of either (i) or (ii);

          (iii)to cease trade the Ultima Units or the Petrofund Units or enjoin, prohibit or impose material limitations or conditions on the Special Distribution and Acquisition and Redemption Transaction; or

          (iv) which would have a Material Adverse Effect with respect to Petrofund, taken as a whole, or Ultima, taken as a whole; and

     (g) there shall not exist any prohibition at Law against Ultima making the Special Distribution or against Petrofund and Ultima completing the Acquisition and Redemption Transaction.

7.2  Ultima Party Conditions.

     The obligations of Ultima and Ultima Co to complete the Special Distribution and Acquisition and Redemption Transaction and the other transactions contemplated by this Agreement and to perform, fulfill and satisfy their obligations hereunder, are subject to the fulfillment or the waiver by Ultima and Ultima Co, on or before the Outside Date, of the following conditions, each of which are inserted for the benefit of Ultima and Ultima Co and which may be waived, in whole or in part, only by the consent of Ultima and Ultima Co, acting in their sole discretion:

     (a) the representations and warranties made by Petrofund and Petrofund Co in this Agreement shall be true and correct in all material respects as of the Time of Closing as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by this Agreement or the Acquisition and Redemption Transaction), and Petrofund and Petrofund Co shall have provided to Ultima and Ultima Co a certificate of two Designated Officers certifying such accuracy at the Time of Closing;

     (b) Petrofund and Petrofund Co shall have complied in all material respects with their respective covenants herein and Petrofund and Petrofund Co shall have provided to Ultima and Ultima Co a certificate of two Designated Officers certifying compliance with its covenants herein;

     (c) the Ultima Board of Directors shall have received the written Ultima Fairness Opinion;

     (d) Ultima and Ultima Co shall have received an opinion of counsel to Petrofund and Petrofund Co, in form and substance satisfactory to Ultima and Ultima Co, as to such matters as Ultima and Ultima Co, acting reasonably, may require, including with respect to the status of Petrofund as a "mutual fund trust" under Section 132 of the Tax Act, the application of the federal budget of March 23, 2004 to such status as a mutual fund trust and that the Petrofund Units to be distributed to Ultima Unitholders pursuant to the Acquisition and Redemption Transaction will not constitute "foreign property" for the purposes of Part XI of the Tax Act;

     (e) Petrofund shall have entered into an indemnity agreement with the Ultima Trustee in form and substance satisfactory to the Ultima Trustee indemnifying such party from any liabilities which may arise pursuant to subsection 159(3) of the Tax Act by virtue of the fact that such party may have acted in the capacity of a legal representative of Ultima;

     (f) all other documents and information that may be reasonably requested by Ultima and Ultima Co or their respective counsel shall have been provided or delivered to Ultima or Ultima Co by Petrofund or Petrofund Co, as applicable; and

     (g) there shall not have occurred or arisen after the date of this Agreement (or, if there has previously occurred, there shall not have been omitted to be disclosed in writing, generally or to Ultima by Petrofund prior to the date of this Agreement) any change (or any condition, event or development involving a prospective change) which, in the reasonable judgment of Ultima involves a Material Adverse Effect with respect to Petrofund.

7.3  Petrofund Party Conditions.

     The obligations of Petrofund and Petrofund Co to complete the Acquisition and Redemption Transaction and the other transactions contemplated by this Agreement and to perform, fulfill and satisfy their obligations hereunder, are subject to the fulfillment or the waiver by Petrofund and Petrofund Co, on or before the Outside Date, of the following conditions, each of which are inserted for the benefit of Petrofund and Petrofund Co and which may be waived in whole or in part, only by the consent of Petrofund and Petrofund Co, acting in their sole discretion:

     (a) the representations and warranties made by Ultima and Ultima Co in this Agreement shall be true and correct in all material respects as of the Time of Closing as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by this Agreement or the Acquisition and Redemption Transaction), and Ultima and Ultima Co shall have provided to Petrofund and Petrofund Co a certificate of two Designated Officers certifying such accuracy at the Time of Closing;

     (b) Ultima and Ultima Co shall have complied in all material respects with their respective covenants herein and Ultima and Ultima Co shall have provided to Petrofund and Petrofund Co a certificate of two Designated Officers certifying compliance with its covenants herein;

     (c) the Petrofund Board of Directors shall have received the written Petrofund Fairness Opinion;

     (d) the number of Ultima Units at the Time of Closing shall not exceed 59,732,745.442 (excluding Ultima Units issuable pursuant to the Ultima Employment Agreements);

     (e) Petrofund and Petrofund Co shall have received an opinion of counsel to Ultima and Ultima Co, in form and substance satisfactory to Petrofund and Petrofund Co, as to such matters as Petrofund and Petrofund Co, acting reasonably, may require;

     (f) all outstanding Ultima Rights shall have been exercised, terminated or surrendered for cancellation on terms and conditions set forth herein or Petrofund shall be satisfied in respect thereof;

     (g) all other documents and information that may be reasonably requested by Petrofund and Petrofund Co or their respective counsel shall have been provided or delivered to Petrofund or Petrofund Co by Ultima or Ultima Co, as applicable; and

     (h) there shall not have occurred or arisen after the date of this Agreement (or, if there has previously occurred, there shall not have been omitted to be disclosed in writing, generally or to Petrofund by Ultima prior to the date of this Agreement) any change (or any condition, event or development involving a prospective change) which, in the reasonable judgment of Petrofund involves a Material Adverse Effect with respect to Ultima.

7.4  Notice Requirements.

     Each Party will give prompt notice to the Other Party of the occurrence, or failure to occur, at any time from the date hereof until the Time of Closing, of any event or state of facts which occurrence or failure would, or would be likely to:

     (a) cause any of the representations and warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Time of Closing;

     (b) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party prior to the Time of Closing;

     (c) cause any Material Adverse Change in respect of such Party or its Subsidiaries; or

     (d) results in a misrepresentation being contained in the Ultima Circular or the Joint Circular.

     Each Party shall in good faith discuss with the Other Party any change in circumstances (actual, anticipated, contemplated or, to its knowledge, threatened, financial or otherwise) which is of such a nature that it may reasonably request as to whether notice need to be given to the Other Party pursuant to this Section 7.4.

7.5  Merger of Conditions.

     The conditions set out in Sections 7.1, 7.2 and 7.3 shall be conclusively deemed to have been satisfied, waived or released upon completion of the Acquisition and Redemption Transaction.


                                  Article VIII
           CLOSING MATTERS, TERMINATION FEE, TERMINATION AND EXPENSES

8.1  Closing Matters.

     Each Subject Trust shall deliver, at the Time of Closing, such customary certificates, resolutions and other closing documents, including instruments of conveyancing and transfer, as may be required by the other Subject Trust, acting reasonably.

8.2  Agreement as to Termination Fee.

     (a) If at any time after the execution of this Agreement and prior to the termination hereof:

          (i) the Ultima Board of Directors or the Petrofund Board of Directors (in such case the Ultima Parties or the Petrofund Parties, respectively, being the "Non-Completing Party" in this Section 8.2(a)(i)) has withdrawn, changed or modified in a manner adverse to the Other Party, or failed to reaffirm upon request (other than as a result of and in direct response to a material breach by the Other Party of their obligations under this Agreement that would or reasonably could result in the non-satisfaction of the conditions precedent to the closing of the transactions contemplated hereby or a material misrepresentation by the Other Party or a Material Adverse Change to the Other Party) any of:

               (A)  the recommendations or determinations referred to in Section
                    2.22 in respect of the Ultima Board of Directors or in
                    Section 2.23 in respect of the Petrofund Board of Directors;

               (B) the authorization to complete the Acquisition and Redemption Transaction as contemplated by the representations in paragraph (b) in Schedule "C" in respect of the Ultima Parties and paragraph (b) in Schedule "D" in respect of the Petrofund Parties, or resolved to take any of the foregoing actions prior to the completion of the Acquisition and Redemption Transaction; or

          (ii) the Ultima Board of Directors or the Petrofund Board of Directors (in such case the Ultima Parties or the Petrofund Parties, respectively, being the "Non-Completing Party" in this Section 8.2(a)(ii)) has recommended that, in the case of the Ultima Board of Directors, the Ultima Unitholders deposit their Ultima Units under, vote in favour of, or otherwise accept a Take-Over Proposal and, in the case of the Petrofund Board of Directors, the Petrofund Unitholders deposit their Petrofund Units under, vote in favour of, or otherwise accept a Take-Over Proposal; or

          (iii)prior to date of the Ultima Special Meeting or Petrofund Special Meeting, as the case may be, a bona fide Take-Over Proposal is publicly announced, proposed, offered or made to any of the Ultima Parties or the Petrofund Parties (in such case the Ultima Parties or the Petrofund Parties, respectively, being the "Non-Completing Party" in this Section 8.2(a)(iii)) or their unitholders, the Acquisition and Redemption Transaction is not completed and the transactions contemplated by any Take-Over Proposal is completed within 180 days of the Outside Date; or

          (iv) any of the Ultima Parties enters into a Proposed Agreement or any of the Petrofund Parties enters into any agreement to propose, pursue, support or recommend any Take-Over Proposal (other than a confidentiality agreement contemplated by Section 6.4(d)) (in such case the Ultima Parties or the Petrofund Parties, respectively being the "Non-Completing Party" in this Section 8.2(a)(iv)); or

          (v) any of the Ultima Parties or the Petrofund Parties (in such case the Ultima Parties or the Petrofund Parties, respectively, being the "Non-Completing Party" in this Section 8.2(a)(v)) breaches any of its representations or warranties or covenants contained in this Agreement which breach individually or in the aggregate would or would reasonably be expected to have a Material Adverse Effect upon the Non-Completing Party, or would materially impede completion of the transactions contemplated hereby, and which the Non-Completing Party fails to cure within five Business Days after receipt of written notice thereof from the Other Party (except that no cure period shall be provided for a breach by a Non-Completing Party which by its nature cannot be cured and in no event shall any cure period extend beyond the Time of Closing), then, subject to Section 8.2(b) and (c), if the Ultima Parties are the Non-Completing Party, Ultima shall pay to Petrofund, or if the Petrofund Parties are the Non-Completing Party, Petrofund shall pay to Ultima, within three Business Days, an aggregate of $10 million (the "Termination Fee") as liquidated damages in immediately available funds to an account designated by the Other Party within one Business Day after the first to occur of the events described above. Only one payment pursuant to this paragraph shall be required to be made.

     (b) In the event that a Take-Over Proposal is publicly announced, proposed, offered or made as contemplated by Section 8.2(a)(iii), the Non-Completing Party agrees to deliver to the Other Party prior to the earlier of the date of the applicable meeting and two Business Days prior to the scheduled expiry or closing of the Take-Over Proposal, an irrevocable letter of credit, in form satisfactory to the Other Party, acting reasonably, drawable within one Business Day after the Other Party (not being the Non-Completing Party) shall have delivered to the Non-Completing Party a written certificate confirming the completion of the transactions contemplated by any Take-Over Proposal specified in Section 8.2(a)(iii).

     (c) In the event that there is a breach in a representation or warranty or covenant as contemplated by Section 8.2(a)(v) and whether or not the Termination Fee is also payable pursuant to any other provision of
          Section 8.2(a), the Party (not being the Non-Completing Party) shall have the right at its sole option (the "Election") to either (A) be paid within three Business Days of giving notice of the Election to the Non-Completing Party the Termination Fee or (B) be paid within three Business Days of giving notice of the Election to the Non-Completing Party, an aggregate of $1 million in immediately available funds to an account designated by such party.

8.3  Liquidated Damages.

     (a) Except as provided in Section 8.3(b), each Party acknowledges that all of the payment amounts set out in Section 8.2 (other than Section 8.2(c)(B)) are payments of liquidated damages which are a genuine pre-estimate of the damages which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and are not penalties. Subject to Section 8.3(b), each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that, subject to Section 8.3(b), payment of the amount pursuant to this Article is the sole monetary remedy of the Party receiving such payment.

     (b) Any payment pursuant to Section 8.2(c)(B) shall be without prejudice to the rights or remedies available as a result of any breach of any provision of this Agreement. Any payment pursuant to Section 8.2 shall be without prejudice to the rights or remedies available to a Party by the Other Party acting in bad faith intended and designed to result in the conditions precedent to this Agreement not being satisfied.

     (c) Notwithstanding Sections 8.3(a) and (b), nothing herein shall prevent any party from seeking specific performance, injunctive or other equitable relief in order to enforce or cause the enforcement of or compliance with, any provision of this Agreement.

8.4  Termination.

     This Agreement shall terminate at the Time of Closing and may be earlier terminated at any time prior thereto:

     (a)  by mutual written consent of the Parties;

     (b) by either Ultima and Ultima Co or Petrofund and Petrofund Co, giving notice in writing to Petrofund and Petrofund Co or Ultima and Ultima Co, as applicable, if the Closing Date shall have not occurred on or before the Outside Date;

     (c) by either Ultima and Ultima Co or Petrofund and Petrofund Co giving notice in writing to Petrofund and Petrofund Co or Ultima and Ultima Co, as applicable, if any of the conditions contained in Section 7.1 are not satisfied or waived on or before the date required for the performance thereof unless the failure of any such condition shall be due to the failure of the party seeking to terminate this Agreement to perform the obligations required to be performed by it under this Agreement;

     (d) by Ultima and Ultima Co giving notice in writing to Petrofund and Petrofund Co if any of the conditions contained in Section 7.2 are not satisfied or waived on or before the date required for the performance thereof;

     (e) by Petrofund and Petrofund Co giving notice in writing to Ultima and Ultima Co if any of the conditions contained in Section 7.3 are not satisfied or waived on or before the date required for the performance thereof; or

     (f) by any of Ultima and Ultima Co or Petrofund or Petrofund Co, as the case may be, if any of Petrofund and Petrofund Co or Ultima and Ultima Co, as the case may be, becomes a Non-Completing Party (as defined in Section 8.2(a)).

     In the event of the termination of this Agreement as provided in this
Section 8.4, this Agreement shall forthwith terminate and neither Party shall have any liability or further obligation to the Other Party hereunder except with respect to the obligations set forth in Section 8.2 (provided that the right of payment (in the case of Section 8.2(a)(iii)), being the public announcement or commencement of such Take-Over Proposal) arose prior to termination of this Agreement), Section 8.3 and Section 8.5 and this Section 8.4 will not relieve or have the effect of resulting in relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of breach of this Agreement by a Party prior to the termination of this Agreement except as otherwise provided herein. Any termination of this Agreement shall not affect the obligations of the parties under the Confidentiality Agreement.

8.5  Expenses.

     Subject to Section 2.11, each of the Parties will bear the costs of its own board of directors (including the cost of its financial and legal advisors) incurred in connection with the transactions contemplated hereby, and all other expenses incurred in connection with such transactions (including the costs of seeking Required Regulatory Approvals and Required Third Party Approvals, the fees and costs associated with obtaining fairness opinions and all costs and expenses (including professional fees) ancillary thereto) shall be borne by the party or Subsidiary that incurred each expense.


                                   Article IX
                                     NOTICES

9.1  Address For Notice.

     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication, addressed as follows:

(a)   in the case of Ultima or Ultima Co, to:

      Ultima Energy Trust
      c/o Ultima Ventures Corp.
      1000, 350 - 7th Avenue S.W.
      Calgary, Alberta
      T2P 3N9

      Attention: S. Brian Gieni, President and Chief Executive Officer
      Facsimile: (403) 264-6103

     with a copy to:

      Bennett Jones LLP
      4500 Bankers Hall East
      855 - 2nd Street S.W.
      Calgary, Alberta
      T2P 4K7

      Attention: John H. Kousinioris
      Facsimile: (403) 265-7219

(b)   in the case of Petrofund or Petrofund Co, to:

      Petrofund Energy Trust
      c/o Petrofund Corp.
      600, 444 - 7th Avenue S.W.
      Calgary, Alberta
      T2P 0X8

      Attention: Jeffery E. Errico, President and Chief Executive Officer
      Facsimile: (403) 264-6165
     with a copy to:

      Burnet, Duckworth & Palmer LLP
      1400, 350 - 7th Avenue S.W.
      Calgary, Alberta
      T2P 3N9

      Attention: Keith A. Greenfield
      Facsimile: (403) 260-0330

9.2  Receipt and Deemed Receipt of Notice.

     Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if not delivered or transmitted during usual business hours or if such day is not a Business Day at the place of receipt, on the next following Business Day).

9.3  Change of Address.

     Either Party may change its address for service from time to time by giving notice to the Other Party in accordance with the foregoing.


                                   Article X
                                    GENERAL

10.1 Amendment.

     This Agreement may, at any time and from time to time before the Time of Closing, be amended by mutual written agreement of the Parties hereto, and any such amendment may, without limitation:

     (a) change the time for performance of any of the obligations or acts of the Parties;

     (b) waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

     (c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

     (d) waive compliance with or modify any conditions precedent herein contained.

10.2 Waiver.

     At any time prior to the Time of Closing, any Party hereto may:

     (a) extend the time for the performance of any of the obligations or other acts of the Other Party;

     (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto that are for the benefit of such Parties; and

     (c) waive compliance with any of the agreements or conditions contained herein that are for the benefit of such Party. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party to be bound thereby;

     provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver of any provision of this Agreement shall not constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

10.3 Assignment.

     Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the Other Party.

10.4 Amendment.

     No amendment of any provision of this Agreement shall be binding on any Party unless consented to in writing by that Party.

10.5 Time of the Essence.

     Time shall be of the essence of this agreement.

10.6 Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

10.7 Governing Law.

     This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by the Laws of the Province of Alberta. Each Party hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Alberta.

10.8 Severability.

     In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, in whole or in part, such determination shall not affect or impair the enforceability of any other provision and each provision is hereby declared to be separate, severable and distinct.

10.9 Binding Effect.

     This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective heirs, administrators, legal personal representatives, successors and permitted assigns.

10.10 Employment Agreements.

     Petrofund and Petrofund Co covenant and agree to, and after the Time of Closing Petrofund and Petrofund Co will cause the Ultima Parties and any successor to the Ultima Parties, to honour and comply with the terms of those existing employment agreements, termination, severance and retention plans or policies of the Ultima Parties which Ultima Co has disclosed to Petrofund Co in writing prior to the date hereof.

10.11 Third Party Beneficiaries.

     The provisions of Section 6.8 and Section 10.10 are (i) intended for the benefit of the employees of Ultima and its Subsidiaries and all present and former trustees, directors and officers of Ultima and its Subsidiaries, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such persons and his or her heirs, executors administrators and other legal representatives (collectively, the "Third Party Beneficiaries") and Ultima Co shall hold the rights and benefits of Section 6.8 and Section 10.10 in trust for and on behalf of the Third Party Beneficiaries and Ultima Co hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries, and (ii) are in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise.

10.12 Confidentiality Agreement.

     With respect to the Acquisition and Redemption Transaction, Ultima and Ultima Co hereby consent to the Acquisition and Redemption Transaction and each of Petrofund and Petrofund Co are hereby released from any of the restrictions set forth in Section 11 of the Confidentiality Agreement with respect to the Acquisition and Redemption Transaction.

10.13 Acknowledgement.

     (a) The Parties hereto acknowledge that, with respect to Ultima being a party to this Agreement, Ultima Co is entering into this Agreement solely in its capacity as agent on behalf of Ultima and the obligations of Ultima hereunder shall not be personally binding upon the Ultima Trustee, Ultima Co or any of the Ultima Unitholders or any annuitant under a plan of which a unitholder is a trustee or carrier (an "annuitant") and that any recourse against Ultima, Ultima Trustee, Ultima Co or any unitholder or annuitant in any manner in respect of any indebtedness, obligation or liability of Ultima arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including without limitation claims based on negligence, tortious behaviour or otherwise, shall be limited to, and satisfied only out of, the Trust Fund as defined in the Ultima Trust Indenture.

     (b) The obligations or liabilities, if any, of the Petrofund Trustee or Petrofund hereunder shall not be binding upon, nor shall resort be had to the property of, any of the unitholders or annuitants of Petrofund and such obligations and liabilities shall not be binding upon such unitholders or annuitants. The obligations or liabilities, if any, of the Petrofund Trustee or Petrofund hereunder shall be satisfied only out of the property of Petrofund and no resort may be had to the property of any trustee, manager, officer or employee of Petrofund or any director, officer or employee of any manager or trustee of Petrofund. The obligations and liabilities hereunder, if any, of any trustee, manager, officer or employee of Petrofund or any director, officer or employee of any manager or trustee of Petrofund shall bind such obligor only to the extent that such obligor is entitled to be indemnified by Petrofund. The provisions of this paragraph shall enure to the benefit of the heirs, successors, assigns and personal representatives of the trustee, manager, officer or employee of Petrofund, of any director, officer or employee of any manager or trustee of Petrofund, of the unitholders and annuitants of Petrofund and, to the extent necessary to provide effective enforcement of such provisions, the Petrofund Trustee is hereby acknowledged to be acting, and shall be entitled to act as, trustee for the unitholders and annuitants of Petrofund.

10.14 Public Statements.

     Neither of the Parties nor their respective trustees, directors, officers, employees or representatives shall make any public statement or announcement with respect to the transactions contemplated hereby which is inconsistent with the terms and conditions of this Agreement. Subject to the provisions hereof, all public disclosure with respect to the transactions contemplated hereby shall require the approval of the Parties, each acting reasonably, unless otherwise required by Law.

     IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.


ULTIMA ENERGY TRUST, by Ultima           PETROFUND ENERGY TRUST, by
Ventures Corp.                           Petrofund Corp.



Per:                                     Per:
    -----------------------------             ---------------------------------
     Name:                                     Name:
     Title:                                    Title:






Per:                                     Per:
    -----------------------------             ---------------------------------
     Name:                                     Name:
     Title:                                    Title:



ULTIMA VENTURES CORP.                    PETROFUND CORP.



Per:                                     Per:
    -----------------------------             ---------------------------------
     Name:                                     Name:
     Title:                                    Title:





Per:                                     Per:
    -----------------------------             ---------------------------------
     Name:                                     Name:
     Title:                                    Title:

                                  Schedule "A"

                                  Ultima Assets



1.    12,000,001 Class A Common Shares in the capital of Ultima Ventures Corp.

2.    12,000,001 trust units in the capital of Ultima Ventures Trust.

3.    100 Common Shares in the capital of Ultima Energy Inc.

4.    12,000,001 Class A Common Shares in the capital of Ultima Acquisitions
      Corp.

5.    100 Class A Common Shares in the capital of Ultima Management Inc.

6.    The Ultima Royalties

7. Promissory Note granted by Ultima Management Inc. to Ultima in respect of indebtedness of Ultima Management Inc. to Ultima of $1,105,488.82, as at December 31, 2003

8. Promissory Note granted by Ultima Ventures Trust to Ultima in respect of indebtedness of Ultima Ventures Trust to Ultima of $132,122,753.14, as at December 31, 2003

                                 Schedule "B-1"

                              Assumption Agreement

     THIS AGREEMENT made the o day of o , 2004

BETWEEN:

          ULTIMA ENERGY TRUST, a trust created under the laws of the Province of Alberta, (hereinafter referred to as "Ultima")

                                      -and-

          PETROFUND ENERGY TRUST, a trust created under the laws of the Province of Ontario, (hereinafter referred to as "Petrofund")



     WHEREAS the parties hereto entered into a combination agreement (the "Combination Agreement") dated March 29, 2004 pursuant to which, among other things, Petrofund is to assume all the liabilities and obligations of Ultima whether or not reflected on the books of Ultima (the "Assumed Liabilities").

     NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the completion of the transactions contemplated in the Combination Agreement and the respective covenants, agreements, representations and warranties of the parties hereinafter contained, the parties agree as follows:

1. (a) Assumption of Liabilities - Petrofund hereby assumes and becomes liable for, and shall pay, satisfy, assume, discharge, observe, perform and fulfill, all the Assumed Liabilities in accordance with their terms.

     (b)  Indemnified Persons - In connection therewith, Petrofund shall:

          (i) indemnify and save Ultima's and its Subsidiaries' trustees, directors, officers, employees and agents (together, the "Indemnified Persons") harmless from all and any costs, damages or expenses that may be paid or incurred following any claim, suit or action taken by any other party because of the failure of Petrofund to discharge and perform all or any of the obligations, covenants, agreements and obligations forming part of the liabilities assumed hereunder (for purposes hereof, "Subsidiary" has the meaning ascribed thereto in the Combination Agreement); and

          (ii) if any suit or action is commenced against any of the Indemnified Persons in connection with any of the assumed liabilities or in respect of any covenant, condition, agreement or obligation assumed hereby, assume the conduct of such case and provide to the Indemnified Persons such further indemnification from all costs, damages or expenses as they may reasonably require.

                                     -B-2-

2. Further Assurances - Petrofund will, from time to time, and at all times hereafter upon the reasonable request of the Indemnified Persons and at the cost of Petrofund, do and execute or cause or procure to be made, done and executed all such further acts, deeds and assurances for more effectually and completely assuming and becoming liable for the liabilities assumed in accordance with this agreement.

3. Governing Law - This agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Alberta. Each party hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Alberta.

4. Binding Effect - This agreement shall enure to the benefit of and shall be binding on and enforceable by the parties, including the Indemnified Persons, and, where the context so permits, their respective heirs, administrators, legal personal representatives, successors and permitted assigns. Notwithstanding the foregoing:

     (a) the Parties hereto acknowledge that, with respect to Ultima being a party to this Agreement, Ultima Co is entering into this Agreement solely in its capacity as agent on behalf of Ultima and the obligations of Ultima hereunder shall not be personally binding upon the Ultima Trustee, Ultima Co or any of the Ultima Unitholders or any annuitant under a plan of which a unitholder is a trustee or carrier (an "annuitant") and that any recourse against Ultima, Ultima Trustee, Ultima Co or any unitholder or annuitant in any manner in respect of any indebtedness, obligation or liability of Ultima arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including without limitation claims based on negligence, tortious behaviour or otherwise, shall be limited to, and satisfied only out of, the Trust Fund as defined in the Ultima Trust Indenture; and

     (b) the obligations or liabilities, if any, of the Petrofund Trustee or Petrofund hereunder shall not be binding upon, nor shall resort be had to the property of, any of the unitholders or annuitants of Petrofund and such obligations and liabilities shall not be binding upon such unitholders or annuitants. The obligations or liabilities, if any, of the Petrofund Trustee or Petrofund hereunder shall be satisfied only out of the property of Petrofund and no resort may be had to the property of any trustee, manager, officer or employee of Petrofund or any director, officer or employee of any manager or trustee of Petrofund. The obligations and liabilities hereunder, if any, of any trustee, manager, officer or employee of Petrofund or any director, officer or employee of any manager or trustee of Petrofund shall bind such obligor only to the extent that such obligor is entitled to be indemnified by Petrofund. The provisions of this paragraph shall enure to the benefit of the heirs, successors, assigns and personal representatives of the trustee, manager, officer or employee of Petrofund, of any director, officer or employee of any manager or trustee of Petrofund, of the unitholders and annuitants of Petrofund and, to the extent necessary to provide effective enforcement of such provisions, the Petrofund Trustee is hereby acknowledged to be acting, and shall be entitled to act as, trustee for the unitholders and annuitants of Petrofund.

                                     -B-3-

     IN WITNESS WHEREOF the parties have executed this agreement as of the date first written above.

                                             ULTIMA ENERGY TRUST, by Ultima
                                             Ventures Corp.


                                             By:
                                                  ------------------------------
                                                   Name:
                                                   Title:


                                             PETROFUND ENERGY TRUST, by
                                             Petrofund Corp.


                                             By:
                                                  ------------------------------
                                                   Name:
                                                   Title:

                                 Schedule "B-2"

                         Unitholder Indemnity Agreement

     THIS AGREEMENT made the o day of o , 2004

BETWEEN:

          ULTIMA ENERGY TRUST, a trust created under the laws of the Province of Alberta, (hereinafter referred to as "Ultima")

                                      -and-

          PETROFUND ENERGY TRUST, a trust created under the laws of the Province of Ontario, (hereinafter referred to as "Petrofund")



     WHEREAS the parties hereto entered into a combination agreement (the "Combination Agreement") dated March 29, 2004;

     AND WHEREAS pursuant to the terms of the Combination Agreement, Petrofund has agreed to enter into an agreement (the "Assumption Agreement") pursuant to which, among other things, Petrofund shall assume all the liabilities and obligations of Ultima whether or not reflected on the books of Ultima (the "Assumed Liabilities");

     NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the completion of the transactions contemplated in the Combination Agreement and the respective covenants, agreements, representations and warranties of the parties hereinafter contained, the parties agree as follows:

1.   Indemnified Persons - Petrofund shall:

     (a) indemnify and save Ultima's unitholders and annuitants under a plan of which a unitholder acts as a trustee or carrier (together, the "Indemnified Persons") harmless from all and any costs, damages or expenses that may be paid or incurred following any claim, suit or action taken by any other party because of the failure of Petrofund to discharge and perform all or any of the obligations, covenants, agreements and obligations forming part of the liabilities assumed under the Assumption Agreement; and

     (b) if any suit or action is commenced against any of the Indemnified Persons in connection with any of the Assumed Liabilities or in respect of any covenant, condition, agreement or obligation assumed under the Assumption Agreement, assume the conduct of such case and provide to the Indemnified Persons such further indemnification from all costs, damages or expenses as they may reasonably require.

                                     -B-2-

2. Further Assurances - Petrofund will, from time to time, and at all times hereafter upon the reasonable request of the Indemnified Persons and at the cost of Petrofund, do and execute or cause or procure to be made, done and executed all such further acts, deeds and assurances for more effectually and completely assuming and becoming liable for the liabilities assumed in accordance with the Assumption Agreement.

3. Governing Law - This agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Alberta. Each party hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Alberta.

4. Binding Effect - This agreement shall only become effective upon the completion of the Acquisition and Redemption Transaction (as defined in the Combination Agreement), and thereafter shall enure to the benefit of and shall be binding on and enforceable by the parties, including the Indemnified Persons, and, where the context so permits, their respective heirs, administrators, legal personal representatives, successors and permitted assigns. Notwithstanding the foregoing:

     (a) the Parties hereto acknowledge that, with respect to Ultima being a party to this Agreement, Ultima Co is entering into this Agreement solely in its capacity as agent on behalf of Ultima and the obligations of Ultima hereunder shall not be personally binding upon the Ultima Trustee, Ultima Co or any of the Ultima Unitholders or any annuitant under a plan of which a unitholder is a trustee or carrier (an "annuitant") and that any recourse against Ultima, Ultima Trustee, Ultima Co or any unitholder or annuitant in any manner in respect of any indebtedness, obligation or liability of Ultima arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including without limitation claims based on negligence, tortious behaviour or otherwise, shall be limited to, and satisfied only out of, the Trust Fund as defined in the Ultima Trust Indenture; and

     (b) the obligations or liabilities, if any, of the Petrofund Trustee or Petrofund hereunder shall not be binding upon, nor shall resort be had to the property of, any of the unitholders or annuitants of Petrofund and such obligations and liabilities shall not be binding upon such unitholders or annuitants. The obligations or liabilities, if any, of the Petrofund Trustee or Petrofund hereunder shall be satisfied only out of the property of Petrofund and no resort may be had to the property of any trustee, manager, officer or employee of Petrofund or any director, officer or employee of any manager or trustee of Petrofund. The obligations and liabilities hereunder, if any, of any trustee, manager, officer or employee of Petrofund or any director, officer or employee of any manager or trustee of Petrofund shall bind such obligor only to the extent that such obligor is entitled to be indemnified by Petrofund. The provisions of this paragraph shall enure to the benefit of the heirs, successors, assigns and personal representatives of the trustee, manager, officer or employee of Petrofund, of any director, officer or employee of any manager or trustee of Petrofund, of the unitholders and annuitants of Petrofund and, to the extent necessary to provide effective enforcement of such provisions, the Petrofund Trustee is hereby acknowledged to be acting, and shall be entitled to act as, trustee for the unitholders and annuitants of Petrofund.

                                     -B-3-

        IN WITNESS WHEREOF the parties have executed this agreement as of the date first written above.

                                             ULTIMA ENERGY TRUST, by Ultima
                                             Ventures Corp.


                                             By:
                                                  ------------------------------
                                                   Name:
                                                   Title:


                                             PETROFUND ENERGY TRUST, by
                                             Petrofund Corp.


                                             By:
                                                  ------------------------------
                                                   Name:
                                                   Title:

                                  Schedule "C"

                      Representations of the Ultima Parties

Ultima and Ultima Co hereby jointly and severally represent and warrant to Petrofund and Petrofund Co as follows:

(a) Organization and Qualification. Each of Ultima and Ultima Ventures Trust is a trust duly created and validly existing under the laws of the Province of Alberta and has the requisite power and authority to own its assets and to carry on its business as now conducted and as proposed to be conducted. Each of the Ultima Parties (other than Ultima and Ultima Ventures Trust) is a corporation duly incorporated or amalgamated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own its assets as now owned and to carry on its business as now conducted and as presently proposed to be conducted. Each of the Ultima Parties (other than Ultima and Ultima Ventures Trust) is duly registered to do business in each jurisdiction in which the character of its assets, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered would not have a Material Adverse Effect on the Ultima Parties. Copies of the constating documents of the Ultima Parties provided to Petrofund Co, together with all amendments to date, are accurate and complete as of the date hereof and have not been amended or superseded. Ultima is a "mutual fund trust" for the purpose of Section 132 of the Tax Act.

(b) Authority Relative to this Agreement. Each of Ultima and Ultima Co has the requisite authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by Ultima and Ultima Co of the Acquisition and Redemption Transaction have been duly authorized by the Ultima Co Board and, subject to the requisite approval of the Ultima Unitholders, no other proceedings on the part of Ultima or Ultima Co are necessary to authorize this Agreement or the Acquisition and Redemption Transaction. This Agreement has been duly executed and delivered by each of Ultima and Ultima Co and constitutes a legal, valid and binding obligation of each of Ultima and Ultima Co enforceable against them in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c) Subsidiaries. Ultima has no subsidiaries (other than the Material Subsidiaries) which are material to its business, operation or financial condition.

(d) No Violations. Except as disclosed in the Ultima Disclosure Letter or contemplated by this Agreement:

     (i) neither the execution and delivery of this Agreement by Ultima and Ultima Co nor the consummation of the Special Distribution or the Acquisition and Redemption Transaction nor compliance by the Ultima Parties with any of the provisions hereof will: (A) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Ultima Assets or cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available, under any of the terms, conditions or provisions of (1) the Ultima Trust Indenture or the articles, by-laws, shareholder agreements or governing documents of the Material Subsidiaries, or (2) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to

                                     -C-2-

          which an Ultima Party is a party or to which any of them, or any of their respective properties or assets, may be subject or by which an Ultima Party is bound; or (B) subject to compliance with applicable statutes and regulations, violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to the Ultima Parties or any of their respective properties or assets (except, in the case of each of clauses (A) and (B) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Encumbrances which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect on the Ultima Parties, or significantly impede the ability of the Ultima Parties to consummate the Special Distribution or the Acquisition and Redemption Transaction); or (C) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect on the Ultima Parties; and

     (ii) other than in connection with or in compliance with the provisions of applicable Laws, and except for the requisite approval of Ultima Unitholders, (A) there is no legal impediment to the Ultima Parties' consummation of the Special Distribution or the Acquisition and Redemption Transaction, and (B) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required of the Ultima Parties in connection with the consummation of the Special Distribution or the Acquisition and Redemption Transaction, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a Material Adverse Effect on the Ultima Parties, or significantly impede the ability of the Ultima Parties to consummate the Special Distribution or the Acquisition and Redemption Transaction.

(e) Litigation. Except as disclosed in the Ultima Disclosure Letter, there are no actions, suits or proceedings pending or, to the knowledge of Ultima and Ultima Co, threatened affecting the Ultima Parties or affecting the Ultima Assets or assets at law or equity or before or by any court or Governmental Entity which action, suit or proceeding involves a possibility of any judgment against or liability of the Ultima Parties which, if successful, would have a Material Adverse Effect on the Ultima Parties, or would significantly impede the ability of the Ultima Parties to consummate the Acquisition and Redemption Transaction.

(f)  Taxes, etc. Except as disclosed in the Ultima Disclosure Letter:

     (i) all Tax Returns required to be filed by or on behalf of any Ultima Parties have been duly filed on a timely basis and such tax returns are correct in all material respects. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by any Ultima Parties with respect to items or periods covered by such Tax Returns;

     (ii) Ultima has paid or provided adequate accruals in its consolidated financial statements for the period from inception to December 31, 2003 for Taxes, including income taxes and related future taxes, if applicable, for such periods, in conformity with GAAP and written advice from Ultima's independent auditors;

     (iii)for all periods ended on and after December 31, 2002, Petrofund has been furnished by Ultima true and complete copies of: (A) material portions of income tax audit reports, statement of deficiencies, closing or other agreements received by any Ultima Party or on

                                     -C-3-

          behalf of any Ultima Party relating to the Taxes; and (B) any material federal, provincial, state, local or foreign income or franchise tax returns for each Ultima Party;

     (iv) no material deficiencies exist or have been asserted with respect to Taxes of Ultima or any of its Subsidiaries;

     (v) none of Ultima or its Material Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, nor, to the knowledge of Ultima and Ultima Co, has such event been asserted or threatened against Ultima or its Material Subsidiaries or any of their respective assets which would have a Material Adverse Effect on the Ultima Parties. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Ultima or its Material Subsidiaries. No audit by tax authorities of Ultima or its Material Subsidiaries is in process or pending or, to the knowledge of Ultima and Ultima Co, threatened; and

     (vi) Ultima has provided adequate accruals in its consolidated financial statements for the year ended December 31, 2003 (or such amounts are fully funded) for all employee benefit obligations of Ultima and its Subsidiaries arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on Ultima or its Subsidiaries.

(g) Reporting Issuer Status. Ultima is a reporting issuer (where such concept exists) in all provinces of Canada and is in material compliance with all applicable securities Laws therein and the Ultima Units are listed and posted for trading on the TSX.

(h) Capitalization. As of the date hereof, the authorized capital of Ultima consists of an unlimited number of Ultima Units. As of the date hereof there are issued and outstanding 57,772,971 Ultima Units and 1,959,673 Ultima Units issuable pursuant to the Ultima TURIP and Ultima Units having a value of $500,000 pursuant to the Ultima Employment Agreements. Other than Ultima Units issuable pursuant to the Ultima TURIP and the Ultima Employment Agreements, there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Ultima of any securities of Ultima (including Ultima Units) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of Ultima (including Ultima Units). All outstanding Ultima Units have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights and all Ultima Units issuable upon exercise of Ultima Rights pursuant to the Ultima TURIP in accordance with their respective terms will be duly authorized and validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights.

(i) Ownership of Subsidiaries. As of the date hereof, Ultima is the owner of all of the outstanding shares and trust units, as applicable, of the Ultima Parties (other than Ultima) with good title thereto free and clear of any and all Encumbrances except as noted in the Ultima Disclosure Letter. There are no options, warrants or other rights, shareholder rights plans, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by any of the Ultima Parties (other than Ultima) of any securities of the Ultima Parties (other than Ultima) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of any of the Ultima Parties (other than Ultima). All outstanding securities of the Ultima Parties (other than Ultima) have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

                                     -C-4-

(j) No Orders. No order, ruling or determination having the effect of suspending the sale of, or ceasing the trading of, the Ultima Units or any other securities of Ultima has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of Ultima and Ultima Co, are contemplated or threatened under any applicable Laws or by any other regulatory authority.

(k) Material Agreements. There are no agreements material to the conduct of Ultima Parties' businesses except for those agreements, other than those disclosed in the Ultima Disclosure Letter or those entered into in the ordinary course of business and all such material agreements are valid and subsisting and the Ultima Party that is a party thereto is not in material default under any such agreements. Without limitation, the Ultima Disclosure Letter contains a complete list of all contracts and commitments with any director, officer or employee of any Ultima Party or any associates or affiliates.

(l) Filings. Ultima has filed all documents required to be filed by it with all applicable Governmental Entities and all such documents were, as of their respective dates, in compliance in all material respects with all applicable Laws and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Ultima Co will deliver to Petrofund Co, as soon as they become available, true and complete copies of any material reports or statements required to be filed by Ultima with any Governmental Entity subsequent to the date hereof. As of their respective dates, such reports and statements (excluding any information therein provided by the Petrofund Parties, as to which Ultima and Ultima Co make no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with all applicable Laws.

(m) No Material Adverse Change. Since January 1, 2004, other than as publicly disclosed, (i) the Ultima Parties have conducted their respective businesses only in the ordinary and normal course, (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to Ultima, taken as a whole, has been incurred other than in the ordinary course of business, and (iii) there has not been any Material Adverse Change in respect of the Ultima Parties.

(n) Books and Records. The records and minute books of the Ultima Parties have been maintained substantially in accordance with all applicable Laws and are complete and accurate in all material respects.

(o) Reports. As of their respective dates, (i) Ultima's consolidated audited financial statements as at and for the fiscal year ended December 31, 2003 (the "Ultima Financial Statements"), (ii) Ultima's Renewal Annual Information Form dated May 7, 2003 (including all documents incorporated by reference therein),
(iii) Ultima's Proxy Statement and Information Circular dated April 24, 2003,
(iv) all Ultima press releases and material change reports or similar documents filed with the Canadian Securities Administrators since January 1, 2003, and (v) all prospectuses or other offering documents used by Ultima in the offering of its securities or filed with the Canadian Securities Administrators since January 1, 2003, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and complied in all material respects with all applicable Laws. The Ultima Financial Statements and other financial statements of Ultima included or incorporated by reference in such forms, statements, prospectuses and other offering documents were prepared in accordance with GAAP (except (x) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Ultima's independent auditors or (y) in the case of unaudited interim statements, to the extent they may not include footnotes, are subject to normal year end

                                     -C-5-

adjustments or may be condensed or summary statements), and fairly in accordance with GAAP present the consolidated financial position, results of operations and changes in financial position of Ultima as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments) and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of Ultima on a consolidated basis. There has been no change in Ultima accounting policies, except as described in the notes to the Ultima Financial Statements, since January 1, 2004.

(p) Absence of Undisclosed Liabilities. The Ultima Parties have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent), other than:

     (i) those set forth or adequately provided for in the balance sheet and associated notes thereto included in the Ultima Financial Statements (the "Ultima Balance Sheet");

     (ii) those incurred in the ordinary course of business and not required to be set forth in the Ultima Balance Sheet under GAAP;

     (iii)those incurred in the ordinary course of business since the date of the Ultima Balance Sheet and consistent with past practice;

     (iv) those incurred in connection with the execution of this Agreement; and

     (v)  those disclosed in the Ultima Disclosure Letter.

(q) Environmental. All operations of the Ultima Parties have been and are now being conducted in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not have a Material Adverse Effect on the Ultima Parties, taken as a whole. The Ultima Parties are not subject to nor are Ultima or Ultima Co aware of:

     (i) any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction, or expenditures; or

     (ii) other than as set out in the Ultima Disclosure Letter, any demand or notice with respect to the breach of any Environmental Laws applicable to the Ultima Parties, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of any Hazardous Substances which would have a Material Adverse Effect on the Ultima Parties.

(r) Property. The Ultima Parties have good and sufficient title to their real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits, leases or licences from landowners or authorities permitting the use of land and the extraction of hydrocarbons therefrom by the Ultima Parties, necessary to permit the operation of its businesses, as presently owned and conducted, except for such failure of title as would not have a Material Adverse Effect on the Ultima Parties.

                                     -C-6-

(s) Licences. Except as disclosed publicly, each of the Ultima Parties has obtained and is in compliance with all licences, permits, certificates, consents, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as they are now being or are proposed to be conducted, other than such permissions the absence of which would not have a Material Adverse Effect on the Ultima Parties.

(t) Compliance with Laws. Each of the Ultima Parties has complied with and is in compliance with all Laws applicable to the operation of its business, except where such non-compliance would not have a Material Adverse Effect on the business, affairs, operations, assets, prospects or financial condition of the Ultima Parties or on the ability of the Ultima Parties to consummate the Special Distribution and the Acquisition and Redemption Transaction.

(u) Long Term and Derivative Transactions. Except as disclosed in the Ultima Disclosure Letter and except as permitted by Section 6.1, none of the Ultima Parties have any obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, production sales transactions having terms greater than 90 days or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions.

(v) Fairness Opinion. Ultima Co's board of directors has received a verbal opinion as of March 28, 2004 (and have been advised that they will receive a written opinion) from CIBC World Markets Inc. that the consideration to be received by Ultima Unitholders in connection with the Special Distribution and Acquisition and Redemption Transaction is fair, from a financial point of view, to the Ultima Unitholders.

(w) Employee Benefit Plans. All employee benefits plans covering active, former or retired employees of the Ultima Parties are listed in the Ultima Disclosure Letter (the "Ultima Plans"). Ultima will make available to Petrofund Co true, complete and correct copies of each Ultima Plan, any related trust agreement, annuity or insurance contract or other funding vehicle, and: (i) each Ultima Plan has been maintained and administered in material compliance with its terms and is, to the extent required by applicable Law or contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefor; (ii) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof; (iii) each Ultima Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (iv) to the knowledge of Ultima and Ultima Co, there are no pending or anticipated material claims against or otherwise involving any of the Ultima Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Ultima Plan activities) has been brought against or with respect to any Ultima Plan; (v) all material contributions, reserves or premium payments required to be made to the Ultima Plans have been made or provided for; and (vi) no Ultima Party has any material obligations for retiree health and life benefits under any Ultima Plan.

(x) Insurance. Policies of insurance are in force as of the date hereof naming an Ultima Party as an insured which adequately cover all risks as are customarily covered by oil and gas producers in the industry in which the Ultima Parties operate. All such policies shall remain in force and effect and shall not be canceled or otherwise terminated as a result of the transactions contemplated by this Agreement.

(y) Indebtedness To and By Officers, Directors and Others. None of the Ultima Parties is indebted to any of the directors, officers, employees or consultants or any of their respective associates or affiliates or other parties not at arm's length to any Ultima Party, except for amounts due as normal compensation or reimbursement of ordinary business expenses from the previous 60 days, nor is there any indebtedness owing by any such parties to any of the Ultima Parties.

                                     -C-7-

(z) No Limitation. Except as set forth in the Ultima Disclosure Letter, there is no non-competition, exclusivity or other similar agreement, commitment or understanding in place to which any Ultima Party is a party or by which it is otherwise bound that would now or hereafter in any way limit the business or operations of any Ultima Party in a particular manner or to a particular locality or geographic region or for a limited period of time and the execution, delivery and performance of this Agreement does not and will not result in the restriction of any Ultima Party from engaging in this business or from competing with any person or in any geographic area.

(aa) No Shareholder Rights Plan. Ultima is not a party to and prior to the Closing Date will not implement, a shareholder rights plan or any other form of plan, agreement, contract or instrument that will trigger any rights to acquire Ultima Units or other securities of Ultima or rights, entitlements or privileges in favour of any person upon the entering into of this Agreement or the consummation of the transactions contemplated hereby.

(bb) Guarantees and Indemnification. No Ultima Party is a party to or bound by any agreement of guarantee, indemnification (other than an indemnification of directors and officers in accordance with the by-laws of the respective corporation or applicable laws and other than standard indemnity agreements in underwriting and agency agreements) or any like commitment in respect of the obligations, liabilities (contingent or otherwise) of indebtedness of any other person, other than guarantees of obligations among the Ultima Parties.

(cc) Information to Independent Engineer. Ultima has provided to McDaniel & Associates Consultants Ltd. and Gilbert Laustsen Jung Associates Ltd. all material information concerning land descriptions, well data, facilities and infrastructure, ownership and operations, future development plans and historical technical and operating data respecting the principal oil and gas assets of the Ultima Parties, in each case as at December 31, 2003, and, in particular, all material information respecting the Ultima Parties' interest in their principal oil and gas assets and royalty burdens and net profits interest burdens thereon and such information was accurate and correct in all material respects as at the respective date thereof and did not omit any information necessary to make any such information provided not misleading as at the respective dates thereof and there has been no material adverse change in any of the material information so provided since the date thereof.

(dd) No Insider Rights. No director, officer, insider or other party not at arm's length to any Ultima Party has any right, title or interest in (or the right to acquire any right, title or interest in) any royalty interest, participation interest or any other interest whatsoever, in any properties of any Ultima Party.

(ee) Disclosure. The data and information in respect of the Ultima Parties and their respective assets, reserves, liabilities, businesses, affairs and operations provided by or on behalf of Ultima to or on behalf of Petrofund was and is accurate and correct in all material respects as at the respective dates thereof and does not omit any material data or information necessary to make any data or information provided not misleading as at the respective dates thereof.

(ff) Debt and Working Capital. As at January 31, 2004, Ultima's consolidated indebtedness does not exceed $73,000,000 and its working capital deficiency is not greater than $10,500,000.

(gg) Production. For the month of February 2004, the Ultima Parties' production was not less than 9,750 boe/d.

                                     -C-8-

(hh) No Defaults under Leases and Agreements.

     (i) No Ultima Party has received notice of any default under any of the leases and other title and operating documents or any other agreement or instrument pertaining to the Ultima Parties' oil and gas assets to which an Ultima Party is a party or by or to which any Ultima Party or any such assets are bound or subject except to the extent that such defaults would not in the aggregate have a Material Adverse Effect.

     (ii) To their knowledge:

          (A) each of the Ultima Parties is in good standing under all, and is not in default under any; and

          (B) there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice, would constitute a default under any,

          leases and other title and operating documents or any other agreements and instruments pertaining to its oil and gas assets to which it is a party or by or to which it or such assets are bound or subject and, to their knowledge, all such leases, title and operating documents and other agreements and instruments are in good standing and in full force and effect and none of the counterparties to such leases, title and operating documents and other agreements and instruments is in default thereunder except to the extent that such defaults would not in the aggregate have a Material Adverse Effect.

(ii) No Encumbrances. None of the Ultima Parties has encumbered or alienated its interest in the Ultima Parties' oil and gas assets or agreed to do so and such assets are free and clear of all Encumbrances except for or pursuant to Encumbrances disclosed in the Public Record, any governmental registry (including the personal property registry in British Columbia, Alberta or Saskatchewan) or those arising in the ordinary course of business, which are not material in the aggregate or listed in the Ultima Disclosure Letter.

(jj) No Reduction of Interests. None of the Ultima Parties' oil and gas assets are subject to reduction by reference to payout of or production penalty on any well or otherwise or to change to an interest of any other size or nature by virtue of or through any right or interest granted by, through or under a Ultima Party except to the extent that such reduction or change to an interest would not in the aggregate have a Material Adverse Effect.

(kk) Royalties, Rentals and Taxes Paid. All royalties and rentals payable on or before the date hereof under the leases and other title and operating documents pertaining to the Ultima Parties' oil and gas assets and all ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of such assets or the production of petroleum substances derived therefrom or allocated thereto or the proceeds of sales thereof payable on or before the date hereof have been properly paid in full and in a timely manner.

(ll) Production Allowables and Production Penalties.

     (i) None of the wells in which any of the Ultima Parties holds an interest has been produced in excess of applicable production allowables imposed by any applicable law or any governmental authority and none of the Ultima Parties has any knowledge of any impending change in production allowables imposed by any applicable law or any

                                      -C-9-

          governmental authority that may be applicable to any of the wells in which any of them holds an interest, other than changes of general application in the jurisdiction in which such wells are situate.

     (ii) None of the Ultima Parties has received notice of any production penalty or similar production restriction of any nature imposed or to be imposed by any governmental authority, including gas-oil ratio, off-target and overproduction penalties imposed by the Alberta Energy and Utilities Board, and, to their knowledge, none of the wells in which any of them holds an interest is subject to any such penalty or restriction.

(mm) Operation and Condition of Wells. All wells in which any of the Ultima Parties holds an interest:

     (i) for which any of the Ultima Parties was or is operator, were or have been drilled and, if and as applicable, completed, operated and abandoned in accordance with good and prudent oil and gas industry practices in Canada and all applicable Law; and

     (ii) for which none of the Ultima Parties was or is operator, to their knowledge, were or have been drilled and, if and as applicable, completed, operated and abandoned in accordance with good and prudent oil and gas industry practices in Canada and all applicable Law.

(nn) Operation and Condition of Tangibles. The Ultima Parties' tangible depreciable property used or intended for use in connection with their oil and gas assets:

     (i) for which any of the Ultima Parties was or is operator, was or has been constructed, operated and maintained in accordance with good and prudent oil and gas industry practices in Canada and all applicable Law during all periods in which an Ultima Party was operator thereof and is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business; and

     (ii) for which none of the Ultima Parties was or is operator, to their knowledge, was or has been constructed, operated and maintained in accordance with good and prudent oil and gas industry practices in Canada and all applicable Law during all periods in which none of the Ultima Parties was operator thereof and is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business.

(oo) Outstanding AFEs. There are no outstanding authorizations for expenditure pertaining to any of the Ultima Parties' oil and gas assets or any other commitments, approvals or authorizations pursuant to which an expenditure may be required to be made in respect of such assets after the date of the most recent Ultima Financial Statements other than those listed in the Ultima Disclosure Letter.

(pp) Brokers and Finders. The Ultima Parties have not retained nor will they retain any financial advisor, broker, agent or finder or pay, or agree to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated, except CIBC World Markets Inc. which has been retained as Ultima Co's financial advisor in connection with certain matters including the transactions contemplated hereby. The total obligation of the Ultima Parties to such financial advisor is set forth in the Ultima Disclosure Letter. After the payment of the financial obligations to CIBC World Markets Inc. as set forth in the Ultima Disclosure Letter, the Ultima Parties will not have any continuing obligations to CIBC World Markets Inc. other than those related to indemnification, confidentiality and the payment of expenses.

                                     -C-10-

(qq) Officer Obligations. The obligations of the Ultima Parties to its officers set forth in the Ultima Disclosure Letter for retention and for severance or termination payments in connection with a termination of employment or change of control of Ultima pursuant to any written agreements do not exceed an aggregate of $2,102,292.

(rr) Confidentiality Agreements. All agreements entered into by Ultima with persons other than Petrofund regarding the confidentiality of information provided to such persons or reviewed by such persons with respect to the sale of Ultima or a substantial portion of its assets or any other business combination or similar transaction with another party are in substantially the form of the Confidentiality Agreement and Ultima has not waived the standstill or other provisions of any of such agreements.

(ss) Outstanding Acquisitions. The Ultima Parties have no rights to purchase assets, properties or undertakings of third parties with a value in excess of $1,000,000, in aggregate, under any agreements to purchase that have not closed.

(tt) Place of Principal Offices. The principal offices of the Ultima Parties are not located within the United States.

(uu) Location of Assets and U.S. Sales. The Ultima Assets are located outside the United States and did not generate sales in or into the United States exceeding US$50 million during Ultima's most recent fiscal year.

(vv) Foreign Private Issuer. Ultima is a "foreign private issuer" within the meaning of Rule 405 of Regulation C adopted by the SEC under the U.S. Securities Act.

(ww) Registration of Ultima Units. The Ultima Units are not a class of security that is registered pursuant to Section 12 of the Exchange Act.

(xx) U.S. Holders. As of the date hereof, and as of the date 30 days prior to the commencement of the solicitation of Ultima Unitholders in respect of the Special Distribution and the Acquisition and Redemption Transaction, less than 10% of the holders of the then outstanding Ultima Units are and shall be resident in the United States, as determined pursuant to Rule 800(h) under the U.S. Securities Act.

                                  Schedule "D"

                    Representations of the Petrofund Parties

Petrofund and Petrofund Co hereby jointly and severally represent and warrant to Ultima and Ultima Co as follows:

(a) Organization and Qualification. Petrofund is a trust duly created and validly existing under the laws of the Province of Ontario and has the requisite power and authority to own its assets and to carry on its business as now conducted and as proposed to be conducted. Each of the Petrofund Parties (other than Petrofund) is a corporation duly incorporated or amalgamated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own its assets as now owned and to carry on its business as now conducted and as presently proposed to be conducted. Each of the Petrofund Parties (other than Petrofund) is duly registered to do business in each jurisdiction in which the character of its assets, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered would not have a Material Adverse Effect on the Petrofund Parties. Copies of the constating documents of the Petrofund Parties provided to Ultima Co, together with all amendments to date, are accurate and complete as of the date hereof and have not been amended or superseded. Petrofund is a "mutual fund trust" for the purpose of Section 132 of the Tax Act and the completion of the transactions contemplated hereby will not adversely affect its status as a "mutual fund trust". Petrofund Units do not constitute "foreign property" for the purposes of
Part XI of the Tax Act and the completion of the transactions contemplated hereby will not result in the Petrofund Units constituting foreign property for the purposes of Part XI of the Tax Act.

(b) Authority Relative this Agreement. Each of Petrofund and Petrofund Co has the requisite authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by Petrofund and Petrofund Co of the Acquisition and Redemption Transaction have been duly authorized by the Petrofund Co Board and, in the event that either the TSX or the AMEX requires or if the Petrofund Trust Indenture requires Petrofund Unitholders to approve the Acquisition and Redemption Transaction, subject to the requisite approval of the Petrofund Unitholders, no other proceedings on the part of Petrofund or Petrofund Co are necessary to authorize this Agreement or the Acquisition and Redemption Transaction. This Agreement has been duly executed and delivered by each of Petrofund and Petrofund Co and constitutes a legal, valid and binding obligation of each of Petrofund and Petrofund Co enforceable against them in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c) Subsidiaries. Neither Petrofund nor Petrofund Co has any subsidiaries (other than Petrofund Co in respect of Petrofund) which are material to its business, operation or financial condition.

(d) No Violations. Except as disclosed in the Petrofund Disclosure Letter or contemplated by this Agreement:

     (i) neither the execution and delivery of this Agreement by Petrofund and Petrofund Co nor the consummation of the Acquisition and Redemption Transaction nor compliance by the Petrofund Parties with any of the provisions hereof will: (A) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the Petrofund

                                      -D-2-

          Parties or cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available, under any of the terms, conditions or provisions of (1) the Petrofund Trust Indenture or Petrofund Co's articles or by-laws or shareholder agreements, or (2) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which a Petrofund Party is a party or to which any of them, or any of their respective properties or assets, may be subject or by which a Petrofund Party is bound; or (B) subject to compliance with applicable statutes and regulations, violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to the Petrofund Parties or any of their respective properties or assets (except, in the case of each of clauses (A) and (B) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Encumbrances which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect on the Petrofund Parties, or significantly impede the ability of the Petrofund Parties to consummate the Acquisition and Redemption Transaction); or (C) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect on the Petrofund Parties; and

     (ii) other than in connection with or in compliance with the provisions of applicable Laws, and except for the requisite approval of Petrofund Unitholders, (A) there is no legal impediment to the Petrofund Parties' consummation of the Acquisition and Redemption Transaction, and (B) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required of the Petrofund Parties in connection with the consummation of the Acquisition and Redemption Transaction, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a Material Adverse Effect on the Petrofund Parties, or significantly impede the ability of the Petrofund Parties to consummate the Acquisition and Redemption Transaction.

(e) Litigation. Except as disclosed in the Petrofund Disclosure Letter, there are no actions, suits or proceedings pending or, to the knowledge of Petrofund and Petrofund Co, threatened affecting the Petrofund Parties or affecting any of their property or assets at law or equity or before or by any court or Governmental Entity which action, suit or proceeding involves a possibility of any judgment against or liability of the Petrofund Parties which, if successful, would have a Material Adverse Effect on the Petrofund Parties, or would significantly impede the ability of the Petrofund Parties to consummate the Acquisition and Redemption Transaction.

(f)  Taxes, etc.

     (i) All Tax Returns required to be filed by or on behalf of any Petrofund Parties have been duly filed on a timely basis and such tax returns are correct in all material respects. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by any Petrofund Parties with respect to items or periods covered by such Tax Returns.

     (ii) Petrofund has paid or provided adequate accruals in its consolidated financial statements for the period from inception to December 31, 2003 for Taxes, including income taxes and related future taxes, if applicable, for such periods, in conformity with GAAP and written advice from Petrofund's independent auditors.

                                      -D-3-

     (iii)for all periods ended on and after December 31, 2001, Ultima has been furnished by Petrofund true and complete copies of: (A) material portions of income tax audit reports, statement of deficiencies, closing or other agreements received by any Petrofund Party or on behalf of any Petrofund Party relating to the Taxes; and (B) any material federal, provincial, state, local or foreign income or franchise tax returns for each Petrofund Party;

     (iv) no material deficiencies exist or have been asserted with respect to Taxes of Petrofund or any of its Subsidiaries.

     (v) Neither Petrofund nor Petrofund Co is a party to any action or proceeding for assessment or collection of Taxes, nor, to the knowledge of Petrofund and Petrofund Co, has such event been asserted or threatened against Petrofund or Petrofund Co or any of their respective assets which would have a Material Adverse Effect on the Petrofund Parties. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Petrofund or Petrofund Co. No audit by tax authorities of Petrofund or Petrofund Co is in process or pending or, to the knowledge of Petrofund or Petrofund Co, threatened.

     (vi) Petrofund has provided adequate accruals in its consolidated financial statements for the year ended December 31, 2003 (or such amounts are fully funded) for all pension or other employee benefit obligations of Petrofund and Petrofund Co arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on Petrofund and Petrofund Co.

(g) Reporting Issuer Status. Petrofund is a reporting issuer (where such concept exists) in all provinces and territories of Canada and is in material compliance with all applicable securities Laws therein and the Petrofund Units are listed and posted for trading on the TSX and the American Stock Exchange.

(h) Capitalization. As of the date hereof, the authorized capital of Petrofund consists of an unlimited number of Petrofund Units. As of the date hereof there are issued and outstanding approximately 72,750,000 Petrofund Units, 939,147 Petrofund Units issuable pursuant to outstanding exchangeable shares of Petrofund Co and 745,456 Petrofund Units issuable pursuant to the Petrofund Incentive Plans. Other than Petrofund Units issuable pursuant outstanding exchangeable shares of Petrofund Co, the Petrofund Rights Plan, the Petrofund DRIP, the Petrofund Incentive Plans and this Agreement, there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Petrofund of any securities of Petrofund (including Petrofund Units) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of Petrofund (including Petrofund Units). All outstanding Petrofund Units have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights and all Petrofund Units issuable pursuant to outstanding exchangeable shares of Petrofund Co, the Petrofund Rights Plan, the Petrofund DRIP, upon exercise of Petrofund Rights pursuant to the Petrofund Incentive Plans and this Agreement in accordance with their respective terms will be duly authorized and validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights.

(i) Payment Units. Petrofund has full power and authority to issue the Petrofund Units as contemplated by this Agreement and, at the Time of Closing, the Payment Units will be duly and validly authorized, allotted and reserved for issuance and, upon receipt of consideration therefor, will be duly and validly issued as fully paid and non-assessable.

                                      -D-4-

(j) Ownership of Subsidiaries. As of the date hereof, Petrofund is the owner of all of the outstanding shares of the Petrofund Parties (other than Petrofund) with good title thereto free and clear of any and all Encumbrances except as noted in the Petrofund Disclosure Letter. There are no options, warrants or other rights, shareholder rights plans, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by any of the Petrofund Parties (other than Petrofund) of any securities of the Petrofund Parties (other than Petrofund) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of any of the Petrofund Parties (other than Petrofund). All outstanding shares of the Petrofund Parties (other than Petrofund) have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

(k) No Orders. No order, ruling or determination having the effect of suspending the sale of, or ceasing the trading of, the Petrofund Units or any other securities of Petrofund has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of Petrofund and Petrofund Co, are contemplated or threatened under any applicable Laws or by any other regulatory authority.

(l) Material Agreements. There are no agreements material to the conduct of Petrofund and Petrofund Co businesses except for those agreements, other than those disclosed in the Petrofund Disclosure Letter or those entered into in the ordinary course of business and all such material agreements are valid and subsisting and Petrofund or Petrofund Co, as applicable, is not in material default under any such agreements.

(m) Filings. Petrofund has filed all documents required to be filed by it with all applicable Governmental Entities and all such documents were, as of their respective dates, in compliance in all material respects with all applicable Laws and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Petrofund Co will deliver to Ultima Co, as soon as they become available, true and complete copies of any material reports or statements required to be filed by Petrofund with any Governmental Entity subsequent to the date hereof. As of their respective dates, such reports and statements (excluding any information therein provided by the Ultima Parties, as to which Petrofund and Petrofund Co make no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with all applicable Laws.

(n) No Material Adverse Change. Since January 1, 2004, other than as publicly disclosed, (i) the Petrofund Parties have conducted their respective businesses only in the ordinary and normal course, (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to Petrofund, taken as a whole, has been incurred other than in the ordinary course of business, and (iii) there has not been any Material Adverse Change in respect of the Petrofund Parties.

(o) Books and Records. The records and minute books of the Petrofund Parties have been maintained substantially in accordance with all applicable Laws and are complete and accurate in all material respects.

(p) Reports. As of their respective dates, (i) Petrofund's consolidated audited financial statements as at and for the fiscal year ended December 31, 2003 (the "Petrofund Financial Statements"), (ii) Petrofund's Renewal Annual Information Form dated March 15, 2004 (including all documents incorporated by reference therein), (iii) Petrofund's Proxy Statement and Information Circular dated February 27, 2004, and (iv) all Petrofund press releases and material change reports or similar documents

                                      -D-5-

filed with the Canadian Securities Administrators since January 1, 2003, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and complied in all material respects with all applicable Laws. The Petrofund Financial Statements and other financial statements of Petrofund included or incorporated by reference in such forms, statements, prospectuses and other offering documents were prepared in accordance with GAAP (except (x) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Petrofund's independent auditors or
(y) in the case of unaudited interim statements, to the extent they may not include footnotes, are subject to normal year end adjustments or may be condensed or summary statements), and fairly in accordance with GAAP present the consolidated financial position, results of operations and changes in financial position of Petrofund and Petrofund Co as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments) and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of Petrofund on a consolidated basis. There has been no change in Petrofund accounting policies, except as described in the notes to the Petrofund Financial Statements, since January 1, 2004.

(q) Absence of Undisclosed Liabilities. The Petrofund Parties have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent), other than:

     (i) those set forth or adequately provided for in the balance sheet and associated notes thereto included in the Petrofund Financial Statements (the "Petrofund Balance Sheet");

     (ii) those incurred in the ordinary course of business and not required to be set forth in the Petrofund Balance Sheet under GAAP;

     (iii) those incurred in the ordinary course of business since the date of the Petrofund Balance Sheet and consistent with past practice; and

     (iv) those incurred in connection with the execution of this Agreement.

(r) Environmental. All operations of the Petrofund Parties have been and are now being conducted in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not have a Material Adverse Effect on the Petrofund Parties, taken as a whole. The Petrofund Parties are not subject to nor are Petrofund or Petrofund Co aware of:

     (i) any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction, or expenditures; or

     (ii) other than as set out in the Petrofund Disclosure Letter, any demand or notice with respect to the breach of any Environmental Laws applicable to the Petrofund Parties, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of any Hazardous Substances which would have a Material Adverse Effect on the Petrofund Parties.

(s) Property. The Petrofund Parties have good and sufficient title to their real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits, leases or licences from landowners or authorities permitting the use of land and the extraction of hydrocarbons therefrom by the Petrofund Parties, necessary to permit the operation of its businesses, as

                                     -D-6-

presently owned and conducted, except for such failure of title as would not have a Material Adverse Effect on the Petrofund Parties.

(t) Licences. Except as disclosed publicly, each of the Petrofund Parties has obtained and is in compliance with all licences, permits, certificates, consents, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as they are now being or are proposed to be conducted, other than such permissions the absence of which would not have a Material Adverse Effect on the Petrofund Parties.

(u) Compliance with Laws. Each of the Petrofund Parties has complied with and is in compliance with all Laws applicable to the operation of its business, except where such non-compliance would not have a Material Adverse Effect on the business, affairs, operations, assets, prospects or financial condition of the Petrofund Parties or on the ability of the Petrofund Parties to consummate the Acquisition and Redemption Transaction.

(v) Fairness Opinion. Petrofund Co's board of directors has received a verbal opinion as of March 26, 2004 (and have been advised that they will receive a written opinion) from Scotia Capital Inc. that the consideration to be paid by Petrofund to the Ultima Unitholders in connection with the Acquisition and Redemption Transaction, taking into account the Special Distribution, is fair, from a financial point of view, to the Petrofund Unitholders.

(w) Insurance. Policies of insurance are in force as of the date hereof naming an Petrofund Party as an insured which adequately cover all risks as are customarily covered by oil and gas producers in the industry in which the Petrofund Parties operate. All such policies shall remain in force and effect and shall not be canceled or otherwise terminated as a result of the transactions contemplated by this Agreement.

(x) Information to Independent Engineer. Petrofund has provided to Gilbert Laustsen Jung Associates Ltd. all material information concerning land descriptions, well data, facilities and infrastructure, ownership and operations, future development plans and historical technical and operating data respecting the principal oil and gas assets of the Petrofund Parties, in each case as at December 31, 2003, and, in particular, all material information respecting the Petrofund Parties' interest in their principal oil and gas assets and royalty burdens and net profits interest burdens thereon and such information was accurate and correct in all material respects as at the respective date thereof and did not omit any information necessary to make any such information provided not misleading as at the respective dates thereof and there has been no material adverse change in any of the material information so provided since the date thereof.

(y) Disclosure. The data and information in respect of the Petrofund Parties and their respective assets, reserves, liabilities, businesses, affairs and operations provided by or on behalf of Petrofund to or on behalf of Ultima was and is accurate and correct in all material respects as at the respective dates thereof and does not omit any material data or information necessary to make any data or information provided not misleading as at the respective dates thereof.

(z)  No Defaults under Leases and Agreements.

     (i) No Petrofund Party has received notice of any default under any of the leases and other title and operating documents or any other agreement or instrument pertaining to the Petrofund Parties' oil and gas assets to which a Petrofund Party is a party or by or to which a Petrofund Party or any such assets are bound or subject except to the extent that such defaults would not in the aggregate have a Material Adverse Effect.

                                     -D-7-

     (ii) To their knowledge:

          (A) each of the Petrofund Parties is in good standing under all, and is not in default under any; and

          (B) there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice, would constitute a default under any,

          leases and other title and operating documents or any other agreements and instruments pertaining to its oil and gas assets to which it is a party or by or to which it or such assets are bound or subject and, to their knowledge, all such leases, title and operating documents and other agreements and instruments are in good standing and in full force and effect and none of the counterparties to such leases, title and operating documents and other agreements and instruments is in default thereunder except to the extent that such defaults would not in the aggregate have a Material Adverse Effect.

(aa) No Encumbrances. None of the Petrofund Parties has encumbered or alienated its interest in the Petrofund Parties' oil and gas assets or agreed to do so and such assets are free and clear of all Encumbrances except for or pursuant to Encumbrances disclosed in the Public Record, any governmental registry (including the personal property registry in British Columbia, Alberta or Saskatchewan) or those arising in the ordinary course of business, which are not material in the aggregate or listed in the Petrofund Disclosure Letter.

(bb) No Reduction of Interests. None of the Petrofund Parties' oil and gas assets are subject to reduction by reference to payout of or production penalty on any well or otherwise or to change to an interest of any other size or nature by virtue of or through any right or interest granted by, through or under a Petrofund Party except to the extent that such reduction or change to an interest would not in the aggregate have a Material Adverse Effect.

(cc) Royalties, Rentals and Taxes Paid. All royalties and rentals payable on or before the date hereof under the leases and other title and operating documents pertaining to the Petrofund Parties' oil and gas assets and all ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of such assets or the production of petroleum substances derived therefrom or allocated thereto or the proceeds of sales thereof payable on or before the date hereof have been properly paid in full and in a timely manner.

(dd) Production Allowables and Production Penalties.

     (i) None of the wells in which any of the Petrofund Parties holds an interest has been produced in excess of applicable production allowables imposed by any applicable law or any governmental authority and none of the Petrofund Parties has any knowledge of any impending change in production allowables imposed by any applicable law or any governmental authority that may be applicable to any of the wells in which any of them holds an interest, other than changes of general application in the jurisdiction in which such wells are situate.

     (ii) None of the Petrofund Parties has received notice of any production penalty or similar production restriction of any nature imposed or to be imposed by any governmental authority, including gas-oil ratio, off-target and overproduction penalties imposed by the

                                     -D-8-

          Alberta Energy and Utilities Board, and, to their knowledge, none of the wells in which any of them holds an interest is subject to any such penalty or restriction.

(ee) Operation and Condition of Wells. All wells in which any of the Petrofund Parties holds an interest:

     (i) for which any of the Petrofund Parties was or is operator, were or have been drilled and, if and as applicable, completed, operated and abandoned in accordance with good and prudent oil and gas industry practices in Canada and all applicable Law; and

     (ii) for which none of the Petrofund Parties was or is operator, to their knowledge, were or have been drilled and, if and as applicable, completed, operated and abandoned in accordance with good and prudent oil and gas industry practices in Canada and all applicable Law.

(ff) Operation and Condition of Tangibles. The Petrofund Parties' tangible depreciable property used or intended for use in connection with their oil and gas assets:

     (i) for which any of the Petrofund Parties was or is operator, was or has been constructed, operated and maintained in accordance with good and prudent oil and gas industry practices in Canada and all applicable Law during all periods in which a Petrofund Party was operator thereof and is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business; and

     (ii) for which none of the Petrofund Parties was or is operator, to their knowledge, was or has been constructed, operated and maintained in accordance with good and prudent oil and gas industry practices in Canada and all applicable Law during all periods in which none of the Petrofund Parties was operator thereof and is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business.

(gg) Foreign Private Issuer. Petrofund is a "foreign private issuer" within the meaning of Rule 405 of Regulation C adopted by the SEC under the U.S. Securities Act.

(hh) Registration of Petrofund Units. The Petrofund Units are registered pursuant to Section 12 of the Exchange Act. Petrofund is, and for the past 90 days has been, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Petrofund has filed all reports required to be filed with the SEC under Section 13 or 15(d) of the Exchange Act during the preceding 12 months.